Exhibit 10.1
EXECUTION VERSION

MASTER REPURCHASE AGREEMENT
Dated as of June 19, 2018
between
GOLDMAN SACHS BANK USA,
as Purchaser,
and
CLNC CREDIT 6, LLC,
as Seller

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TABLE OF CONTENTS
(continued)

Page

ARTICLE 30 MISCELLANEOUS	73
ARTICLE 31 TAXES	74

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ANNEXES AND EXHIBITS

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Seller
EXHIBIT IV	Form of Power of Attorney
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call Notice
EXHIBIT IX	Form of Release Letter
EXHIBIT X	Form of Covenant Compliance Certificate
EXHIBIT XI	Prohibited Transferees
EXHIBIT XII	Form of Bailee Letter

iii

MASTER REPURCHASE AGREEMENT
MASTER REPURCHASE AGREEMENT, dated as of June 19, 2018 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between GOLDMAN SACHS BANK USA, a New York State member bank (including any successor thereto, “Purchaser”) and CLNC CREDIT 6, LLC, a Delaware limited liability company (“Seller”).
ARTICLE 1

APPLICABILITY
Subject to the terms of the Transaction Documents, from time to time the parties hereto may enter into transactions in which Seller will sell to Purchaser, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Purchaser.
ARTICLE 2

DEFINITIONS
The following capitalized terms shall have the respective meanings set forth below.
“A-Note” shall mean a senior or pari passu senior Mortgage Note evidencing a senior position in a Mortgage Loan.
“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b).
“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan, mezzanine loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans, mezzanine loans and/or participation interests of the same type as such Purchased Asset in the U.S. jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.
“Account Bank” shall mean Wells Fargo Bank, N.A., or any successor appointed by Purchaser and reasonably acceptable to Seller.

“Account Control Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the Closing Date, among Purchaser, Seller and Account Bank with respect to the Collection Account, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement by such Person as debtor or with the authorization of such Person of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced against such Person by another which is consented to by such Person, not timely contested or results in entry of an order or decree for relief that, in the case of an action not commenced by or with the consent of such Person, is not dismissed or stayed within sixty (60) days; (b) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the admission in a legal proceeding by such Person of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.
“Affiliate” shall mean, (i) when used with respect to Seller, Guarantor or Colony NorthStar Credit Real Estate, Inc., Colony NorthStar Credit Real Estate, Inc. and their Subsidiaries, or (ii) when used with respect to any other specified Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.
“Agreement” shall have the meaning specified in the introductory paragraph hereof.
“Alternative Rate” shall have the meaning specified in Article 6(b)(ii).
“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to an Alternative Rate.
“Amortization Extension Period” shall mean an extension period commencing on the earliest to occur of (a) the first day after the Stated Termination Date, (b) the first day after the expiration of the Extension Period and (c) the date of any Material Adverse Change Event, as applicable in accordance with Article 3(g), and ending on the earliest to occur of (i) twenty-four (24) months after the Stated Termination Date, the termination of the Extension Period, or the date of the Material Adverse Change Event, as applicable, (ii) the date which is the Repurchase Date of the last remaining Purchased Asset subject to a Transaction and (iii) the date on which the payment in full of the unpaid principal balance of the last remaining Purchased Asset then subject to a Transaction occurs.

“Amortization Period Fee” shall have the meaning specified in the Fee Letter.
“Anti-Money Laundering Laws” shall have the meaning specified in Article 10(ll).
“Asset Information” shall mean, with respect to any Purchased Asset, the information set forth in Exhibit VI attached hereto to the extent applicable to such Purchased Asset.
“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.
“Assets” shall have the meaning specified in Article 1.
“Bailee” shall mean Ropes & Gray LLP or any other law firm reasonably acceptable to Purchaser that has delivered at Seller’s request a Bailee Letter with respect to any Purchased Asset.
“Bailee Letter” shall mean a letter from Seller and acknowledged by Bailee and Purchaser substantially in the form attached hereto as Exhibit XII, pursuant to which the Bailee (i) agrees to issue a Bailee Trust Receipt upon taking possession of the Purchased Asset Documents identified in such Bailee Letter, (ii) confirms that it is holding the Purchased Asset Documents as bailee for the benefit of Purchaser under the terms of such Bailee Letter, (iii) agrees that it shall deliver such Purchased Asset Documents to the Custodian, or as otherwise directed by Purchaser in writing, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset and (iv) agrees to indemnify Purchaser and Seller for any failure of Bailee to deliver the Purchased Asset Documents in accordance with the Bailee Letter.
“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Purchaser in accordance with and substantially in the form contained in the Bailee Letter confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, or any successor statute.
“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.
“Breakage Costs” shall have the meaning specified in Article 27(b).
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease Obligations” shall mean, with respect to any Person, obligations of such Person to pay rent or other amounts under a lease of a property that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 49% or more of the total voting power of all classes of Capital Stock of Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (“Colony”), entitled to vote generally in the election of the directors or such “person” or “group” obtains Control of Colony, (b) Colony shall cease to directly or indirectly own of record and beneficially at least 51% of the Capital Stock of Guarantor and Control Guarantor; (c) the Guarantor shall cease to indirectly own and Control, of record and beneficially, 100% of the Capital Stock of Pledgor; or (d) Pledgor shall cease to directly own and Control, of record and beneficially, 100% of the Capital Stock of Seller.
“Closing Date” shall mean June 19, 2018.
“Collateral” shall have the meaning specified in Article 7(a).
“Collection Account” shall have the meaning specified in Article 5(d).
“Concentration Limits” shall have the meaning set forth in the Fee Letter.
“Confirmation” shall have the meaning specified in Article 3(c)(iii).
“Control” shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.
“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.
“Credit Event” shall mean, with respect to any Purchased Asset, (i) a material adverse change in the credit characteristics (other than changes contemplated by the related business plan as underwritten by Purchaser and expressly set forth in the Confirmation with respect to such Purchased Asset) of the related Mortgaged Property, any related Mortgagor, Mezzanine Borrower, guarantor, or any other obligor or (ii) the occurrence and continuance of any monetary default or material non-monetary default under the terms of such Purchased Asset or the related Purchased Asset Documents, subject to any applicable cure periods; provided, however, that in no event shall a Credit Event exist solely as a result of any event that results from (a) any disruption in the commercial mortgage backed securities market, capital markets or credit markets or (b) the increase or decrease of interest rate spreads or other similar benchmarks.
“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.
“Custodian” shall mean Wells Fargo Bank, N.A., or any successor custodian appointed by Purchaser and reasonably acceptable to Seller.
“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Defaulted Asset” shall mean any asset (a) that is thirty (30) or more days (other than in the case of payments due at maturity) delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Purchased Asset Documents, in each case, without regard to any waivers or modifications of, or amendments to, the related Purchased Asset Documents, other than those that were disclosed in writing to Purchaser prior to the Purchase Date of the related Purchased Asset by inclusion thereof in the related Purchased Asset File, or any other amendment consented to by Purchaser in writing in accordance with the terms of this Agreement after the Purchase Date, (b) as to which an Act of Insolvency shall have occurred with respect to the related Mortgagor, Mezzanine Borrower or guarantor or (c) as to which a material non-monetary default shall have occurred and been continuing under the terms of the related Purchased Asset Document beyond any applicable notice and cure periods set forth therein.
“Default Threshold” shall have the meaning specified in the Fee Letter.
“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.
“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.
“Early Repurchase Date” shall have the meaning specified in Article 3(e).
“Eligible Asset” shall mean any Mortgage Loan, Senior Note, Senior Participation Interest or a Mezzanine Loan (a) that is approved by Purchaser in its sole and absolute discretion, (b) that satisfies Seller’s underwriting guidelines as of the applicable Purchase Date, (c) that satisfies the Eligibility Criteria, and (d) on each day, with respect to which the applicable representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects, except (i) to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing and (ii) after the Purchase Date for such Eligible Asset, any MTM Representations.
“Eligibility Criteria” shall mean: (a) with respect to any Mortgage Loan or Mezzanine Loan, such Mortgage Loan or Mezzanine Loan, (i) is originated by Seller or an Affiliate of Seller or, if approved by the Purchaser in its sole discretion, was acquired by Seller from a third party, (ii) is performing and not a Defaulted Asset, (iii) is fully disbursed, except for customary holdbacks, reserves, escrows and future advances for interest, repairs, tenant improvements, leasing commissions, capital improvements and such other items as may be set forth in the related Purchased Asset Documents, (iv) accrues interest at a floating rate based on LIBOR, (v)  has an interest rate cap in place that is acceptable to Purchaser in its sole and absolute discretion, (vi) with respect to which, in the case of a Mezzanine Loan, the related Mortgage Loan is a Purchased Asset, (vii) has an underlying borrower/obligor that is a bankruptcy remote special purpose entity (to the extent required pursuant to applicable rating agency criteria), (viii) is secured by, in the case of a Mortgage Loan, a first Lien mortgage or deed of trust on one or more properties that are of Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type and, in the case of a Mezzanine Loan, is secured by first priority pledges of all of the Capital Stock of Persons that own, directly or indirectly, the related Eligible Property Types, (ix) the Mortgaged Property LTV of such Mortgage Loan does not exceed the Mortgaged Property LTV Threshold, (x) will not cause Seller to violate any Concentration Limits if such Mortgage Loan is included as a Purchased Asset, (xi) is not a ground-up construction loan or a loan secured by raw, vacant or unimproved land (provided, for the avoidance of doubt, that loan proceeds may be used for capital improvements and/or tenant improvements), (xii) is not a mortgage-backed security and (xiii) has an applicable appraisal that is (A) dated within one hundred eighty (180) days of the related Purchase Date or (B) acceptable to Purchaser in its sole and absolute discretion; or (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan and Mezzanine Loan, if any, satisfies the criteria set forth in clause (a) above.
“Eligible Property Types” shall mean office, retail, industrial, hospitality, multi-family or properties made up of any combination of the foregoing.
The Eligible Property Type criteria set forth herein may be revised by Purchaser in its sole and absolute discretion with respect to any new Eligible Assets proposed to be purchased by the Purchaser under this Agreement.
“Equity Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the Closing Date, from Pledgor in favor of Purchaser, in form and substance reasonably acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Equity Pledged Collateral” shall mean the “Pledged Collateral” as defined in the Equity Pledge Agreement.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.
“Event of Default” shall have the meaning specified in Article 14(a).
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Purchaser or required to be withheld or deducted from a payment to Purchaser: (a) Taxes imposed on or measured by net income or similar Taxes imposed in lieu of net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Purchaser being organized under the laws of, or having its principal office or the office from which it books a Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Purchaser pursuant to a law in effect as of the date on which such Person (i) acquires such interest in a Transaction or (ii) changes its principal office or the office from which it books a Transaction, except to the extent that, pursuant to Article 31, such Taxes were payable to such party’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its applicable office, (c) Taxes attributable to Purchaser’s failure to comply with Article 23(g) or Article 31 of this Agreement, and (d) any withholding Taxes imposed under FATCA.
“Exit Fee” shall have the meaning specified in the Fee Letter.
“Extension Fee” shall have the meaning specified in the Fee Letter.
“Extension Period” shall have the meaning specified in Article 3(f).
“Facility Availability Period Expiration Date” shall mean the day that is the earlier of (i) the Stated Termination Date, as such date may be extended pursuant to Article 3(f) (excluding any Amortization Extension Period) and (ii) any Accelerated Repurchase Date.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.
“Fee Letter” shall mean the letter agreement, dated as of the Closing Date, from Purchaser and accepted and agreed by Seller, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Funding Fee” shall have the meaning specified in the Fee Letter.
“Filings” shall have the meaning specified in Article 7(b).
“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
“Future Advance Failure” shall have the meaning specified in Article 12(n).
“Future Advance Purchased Asset” shall mean any Purchased Asset approved by Purchaser, in its sole and absolute discretion, with respect to which less than the full principal amount of the related Mortgage Loan or Mezzanine Loan is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Mortgagor or Mezzanine Borrower. For the avoidance of doubt, Purchaser shall be under no obligation to make any additional advances under any Future Advance Purchased Asset.
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall mean Credit RE Operating Company, LLC, a Delaware limited liability company.
“Guarantor Financing Statement” shall have the meaning specified in Article 3(b).
“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Indebtedness” shall mean, for any Person at a particular time, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person to the extent of such guarantee; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (l) all obligations of such Person under Financing Leases. Notwithstanding the foregoing, Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization that is not Recourse Indebtedness other than to Persons other than the special purpose vehicle that is the issuer in such transaction shall not be considered Indebtedness for any Person.
“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller or any Affiliate thereof), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on that Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other repurchase customers where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above. Notwithstanding the foregoing, in no event shall LIBOR with respect to any Purchased Asset be less than the LIBOR floor or other applicable interest rate floor set forth in the applicable Purchased Asset Documents.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.
“Litigation Threshold” shall have the meaning specified in the Fee Letter.
“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.
“Mandatory Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset (a) such Purchased Asset is subject to a breach of a representation and warranty set forth in Exhibit V hereto (other than any MTM Representation and except to the extent disclosed in a Requested Exceptions Report and approved by Purchaser in writing as evidenced by Purchaser’s execution of the related Confirmation), as determined by Purchaser in its sole discretion, exercised in good faith, which breach has not been cured (beyond any applicable notice and cure periods under the Purchased Asset Documents), (b) in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, (c) such Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of the time period permitted under the Custodial Agreement, (d) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Purchased Asset or any related Mortgaged Property that is pari passu in right of payment or priority with the rights of Purchaser in such Purchased Asset, (e) such Purchased Asset is determined by Purchaser, in its sole discretion, exercised in good faith, to be a Defaulted Asset (beyond any applicable notice and cure periods), (f) such Purchased Asset has not been repurchased on the applicable Repurchase Date or (g) the failure of any Purchased Asset to qualify for safe harbor treatment as contemplated in Article 23 of this Agreement.
“Margin Amount” shall mean, with respect to any Purchased Asset on any date, an amount equal to (a) the lesser of (i) the unpaid principal balance of such Purchased Asset and (ii) the Market Value of such Purchased Asset, multiplied by (b) the Purchase Price Percentage for such Purchased Asset.
“Margin Call” shall have the meaning specified in Article 4(a).
“Margin Deficit” shall mean an amount determined by Purchaser in its sole discretion (except as set forth below), exercised in good faith, as of any date as follows:
(a)    with respect to any Margin Deficit Event described in clause (i) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be an amount equal to the positive difference (if any) between the Purchase Price of such Purchased Asset and the Margin Amount for such Purchased Asset, as determined by Purchaser in its reasonable discretion, provided, however, that, if the Market Value of such Purchased Asset has declined by thirty percent (30%) or more since the Purchase Date of such Purchased Asset (adjusted for any Principal Payment received with respect to such Purchased Asset), then the Margin Deficit for such applicable Purchased Asset shall include an additional amount equal to the percentage amount of such decline in Market Value that exceeds thirty percent (30%), as determined by Purchaser in its sole discretion, exercised in good faith;
(b)    with respect to any Margin Deficit Event described in clause (ii) of the definition of “Margin Deficit Event”, the Margin Deficit shall be equal to an amount which, after payment of such Margin Deficit, will cause the Portfolio Purchase Price Debt Yield to be equal to the Purchase Date Portfolio Purchase Price Debt Yield; and

(c)    with respect to any Margin Deficit Event described in clause (iii) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be equal to an amount which, after payment of such Margin Deficit, will result in a Purchase Price LTV for the applicable Purchased Asset equal to the Purchase Price LTV of such Purchased Asset on the Purchase Date therefor, as set forth in the related Confirmation;
provided, that, if more than one Margin Deficit exists with respect to any of (a), (b) or (c), above, on any date, then the Margin Deficit on such date shall be equal to the greatest Margin Deficit then applicable.
“Margin Deficit Event” shall mean the occurrence or existence of any of the following, as determined by Purchaser in its sole discretion (except as set forth below), exercised in good faith:
(i)    upon the occurrence and continuance of a Credit Event or a breach of a MTM Representation with respect to any Purchased Asset, a decline in the Market Value of the related Purchased Asset which represents in the aggregate since the Purchase Date of such Purchased Asset (adjusted for any Principal Payment received with respect to such Purchased Asset) a decline in such Market Value by twenty percent (20%) or more, as determined by Purchaser in its sole discretion, exercised in good faith;
(ii)    the Portfolio Purchase Price Debt Yield is less than the Minimum Portfolio Purchase Price Debt Yield; and/or
(iii)    with respect to any Purchased Asset, the Purchase Price LTV of such Purchased Asset exceeds the Maximum Purchase Price LTV of such Purchased Asset.
“Margin Excess” shall have the meaning specified in Article 4(c).
“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value (i.e., the value at which such Purchased Asset could be sold to a third party) for such Purchased Asset on such date as determined by Purchaser in its sole discretion exercised in good faith.
The Market Value of each Purchased Asset may be determined by Purchaser on each Business Day during the term of this Agreement; provided the Purchaser shall only be permitted to make a Margin Call with respect to any such Purchased Asset after the occurrence and continuance of a Credit Event or a breach of a MTM Representation with respect to any Purchased Asset.
“Material Adverse Change Event” shall mean an event which results in (i) for a period of ninety (90) or more consecutive days, the effective absence of, or a material adverse change in, the market for repurchase facilities or other related lending facilities for purchasing (subject to repurchase) or otherwise financing debt obligations secured by commercial mortgage loans or securities, in each case, generally affecting such markets and (ii) Purchaser not actively participating in the business of entering into new facilities for the financing of commercial mortgage loans through the repurchase facility market or related lending market with similarly situated counterparties to Seller.  Any determination that a Material Adverse Change Event has occurred shall be made by Purchaser in its sole and absolute discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets or operations of the Seller Parties, taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents, in each case, as determined by Purchaser.
“Material Modification” shall mean (i) forbearance, extension, increase or decrease in principal amount with respect to any Purchased Asset (other than future advances and Principal Payments), (ii) any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset or any extension of the maturity date of such Purchased Asset (except pursuant to the express terms of the Purchased Asset Documents), (iii) any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related underlying loan documents relating to such Purchased Asset and for which there is no material lender discretion, (iv) any waiver of a “due-on-sale” or “due-on encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents, or (v) any acceptance of an assumption agreement releasing a Borrower from all or a portion of liability under a Purchased Asset other than pursuant to the specific terms of such Purchased Asset and for which there is no material lender discretion.
“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.
“Maximum Margin Excess Purchase Price Percentage” shall have the meaning specified in Article 4(c).
“Maximum Purchase Price LTV” shall have the meaning specified in the Fee Letter.
“Maximum Purchase Price Percentage” shall have the meaning specified in the Fee Letter.
“Mezzanine Borrower” shall mean the obligor on any applicable Mezzanine Note.
“Mezzanine Loan” shall mean a whole mezzanine loan secured by a pledge of 100% of the Capital Stock of the Mortgagor under a related Mortgage Loan which is a Purchased Asset.
“Mezzanine Loan Documents” shall mean, respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.
“Minimum Initial Term Purchase Price Differential Amount” shall have the meaning specified in the Fee Letter.
“Minimum Initial Term Utilization Amount” shall have the meaning specified in the Fee Letter.
“Minimum Initial Term Utilization Fee” shall have the meaning specified in Article 3(f).
“Minimum Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in (i) fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Mortgage Note or similar evidence of indebtedness.
“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more Eligible Property Types.
“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.
“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan; (b) a Mezzanine Loan, the real property owned by the Person the Capital Stock of which is pledged as collateral for such Mezzanine Loan; and (c) a Participation Interest, the mortgaged property, directly or indirectly, securing the Mortgage Loan and/or Mezzanine Loan in which such Participation Interest represents a participation, as applicable.
“Mortgaged Property LTV” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the unpaid principal balance of the related Purchased Asset and (B) the denominator of which is the “as-is” appraised value of the related Mortgaged Property.
“Mortgaged Property LTV Threshold” shall have the meaning set forth in the Fee Letter.
“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.
“MTM Representation” shall mean the representations and warranties set forth as items (B)(11) (with respect to the last sentence of the second paragraph only), (B)(12), (B)(15), (B)(26), (B)(36), (B)(37), (B)(38), (B)(41) (with respect to the last sentence only), (D)(7) and (D)(9) on Exhibit V of this Agreement, including if any of the foregoing representations and warranties are incorporated by reference and made pursuant to Sections C or D of Exhibit V of this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or have within the past five years been required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Net Cash Flow” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, payments in respect of any associated hedging transaction, and all net proceeds from sale or other disposition of such Purchased Asset to a Person other than Purchaser. For the avoidance of doubt, Net Cash Flow shall not include origination fees and expense deposits paid by the Mortgagors or Mezzanine Borrowers in connection with the origination and closing of the Purchased Asset, any reimbursement of out-of-pocket costs and expenses and indemnification payments to Seller (other than indemnification payments applied to the payment of principal or interest of the applicable Purchased Asset) and any amounts deposited into an escrow reserve pursuant to and in accordance with the related Purchased Asset Documents.
“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such Taxes (other than a connection arising solely as a result of Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under any Transaction Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, a Transaction Document, except (i) any such Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Document and (ii) for the avoidance of doubt, any Excluded Taxes.
“Participant Register” shall have the meaning specified in Article 20(d).
“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.
“Participation Interest” shall mean a participation interest in a Mortgage Loan or a Mezzanine Loan.
“Patriot Act” shall have the meaning specified in Article 10(ii).
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.
“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.
“Pledgor” shall mean CLNC Credit 6 Pledgor, LLC, a Delaware limited liability company.
“Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.
“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).
“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) LIBOR and (ii) the relevant Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Article 6) or the related Confirmation.
“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.
“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).
“Principal Excess” shall have the meaning specified in Article 5(g).
“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received as, or applied to as, a payment or prepayment of principal in respect thereof. For purposes of clarification, payments of prepayment premiums, fees or penalties shall not be deemed to be Principal Payments but shall be applied in accordance with Article 5(f).
“Pro Rata Reduction” shall have the meaning specified in Article 5(g).
“Prohibited Person” shall mean (i) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (ii) any foreign shell bank, and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.
“Prohibited Transferee” shall mean each Person set forth on Exhibit XI hereto.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder.
“Purchase Date Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.
“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date, decreased by (a) the portion of any Principal Payments on such Purchased Asset that are applied pursuant to Article 5(f) to reduce the Purchase Price for such Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Article 4(a) on account of a Margin Call and (c) any other amounts applied by Purchaser to reduce the Purchase Price for the Purchased Asset and increased by (i) any future advance funded pursuant to Article 3(h), (ii) any accrued and unpaid Purchase Price Differential (other than with respect to accrued and unpaid Purchase Price Differential for the current Pricing Period) with respect to such Purchased Asset or (iii) otherwise under this Agreement (including on account of a Margin Excess pursuant to Article 4(c)).
“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Purchase Price Differential previously paid by Seller to Purchaser with respect to such Purchased Asset).
“Purchase Price LTV” shall have the meaning specified in the Fee Letter.
“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.
“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). A Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.
“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset upon its release pursuant to Article 7(b).
“Purchased Asset File” shall mean, with respect to any Purchased Asset, the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian or a Bailee) pursuant to this Agreement and/or the Custodial Agreement.
“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information relating to such Purchased Asset, which schedule shall be substantially similar to Schedule 1 attached to the Form of Confirmation Statement attached hereto as Exhibit II.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:
(i)    the Purchased Assets;
(ii)    the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;
(iii)    the Collection Account and Servicer Account;
(iv)    all related forward trades and takeout commitments placed on the Purchased Assets;
(v)    all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;
(vi)    all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and
(vii)    all replacements, substitutions or distributions on or proceeds, payments, Net Cash Flow and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.
“Purchaser” shall have the meaning specified in the introductory paragraph hereof.
“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person for which such Person is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).
“Reference Banks” shall mean banks designated by Purchaser, in its sole and absolute discretion, each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.
“Register” shall have the meaning specified in Section 20(c).
“Related Credit Enhancement” shall have the meaning specified in Section 7(a).
“Related Purchased Asset” shall mean (i) with respect to any Mortgage Loan which is a Purchased Asset, any Mezzanine Loan related to such Mortgage Loan and (ii) with respect to any Mezzanine Loan which is a Purchased Asset, the related Mortgage Loan.

“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Purchaser).
“Remittance Date” shall mean the nineteenth (19th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Purchaser.
“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day (as same may be extended by mutual agreement between Purchaser and Seller); (b) the maturity date or the payment in full of the unpaid principal balance of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents); (c) the Termination Date; (d) the Early Repurchase Date with respect to such Purchased Asset; (e) the Accelerated Repurchase Date; (f) any Mandatory Early Repurchase Date with respect to such Purchased Asset; or (g) upon the occurrence of a Future Advance Failure with respect to such Purchased Asset, the date Seller is required to repurchase such Purchased Asset pursuant to and in accordance with Article 12(n).
“Repurchase Obligations” shall have the meaning assigned thereto in Article 7(a).
“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of, without duplication, (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date (other than, with respect to calculations in connection with the determination of a Margin Deficit, accrued and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) of Purchaser relating to such Purchased Assets required to be paid by Seller hereunder; and (iv) any other amounts due and owing by Seller pursuant to the terms of the Transaction Documents as of such date.
“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.
“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.
“Reserve Fund” shall have the meaning specified in Article 12(n).
“Responsible Officer” shall mean any duly appointed officer of Seller.
“SEC” shall have the meaning specified in Article 24(a).
“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.
“Seller Certificate” shall have the meaning specified in the Custodial Agreement.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Pledgor and Guarantor.
“Seller Financing Statement” shall have the meaning specified in Article 3(b).
“Senior Note” shall mean a Mortgage Note evidencing a senior or pari passu senior position in a Mortgage Loan. A Senior Note shall not be junior to any other Mortgage Note secured by the same Mortgaged Property.
“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan or a Mezzanine Loan and the related Mortgage Loan evidenced by a Participation Certificate. A Senior Participation Interest shall not be junior to any other participation interest or Mortgage Note secured directly or indirectly by the same Mortgaged Property.
“Servicer” shall mean Wells Fargo Bank, N.A., or any other servicer approved by Purchaser and reasonably acceptable to Seller.
“Servicer Account” shall mean the “Servicer Account” under the Servicing Agreement.
“Servicer Letter” shall have the meaning specified in Article 29(e).
“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of June 19, 2018, by and between Servicer and Purchaser subject to the Servicer Letter, (ii) any other servicing agreement, in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into among Seller, Servicer and Purchaser or with Seller and Servicer and subject to the Servicer Letter and/or (iii) any replacement servicing agreement acceptable to Purchaser in its sole and absolute discretion, in each case, as the same may be amended, modified and/or restated from time to time.
“Servicing Records” shall have the meaning specified in Article 29(f).
“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.
“Settlement Agent” shall mean a settlement agent, escrow agent or bailee under the Bailee Letter.
“SIPA” shall have the meaning specified in Article 24(a).
“Spread” shall have the meaning specified in the Fee Letter.
“Stated Termination Date” shall mean June 19, 2020.
“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests, in each case, having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Substitute Rate” shall mean any published index now or hereafter generally adopted by Purchaser as a replacement for LIBOR for variable rate loans or repurchased facilities, as determined by Purchaser in its sole discretion and applied to other similarly situated sellers under similar repurchase facilities with Purchaser; provided that in no event shall such Substitute Rate at any time be less than 0.00%.
“Substitute Rate Applicable Spread” shall mean, if the Pricing Rate has converted to the Substitute Rate pursuant to Article 6(b) of this Agreement, an amount equal to the difference (expressed as a number of basis points) between (a) LIBOR plus the Applicable Spread on the date LIBOR was last applicable to the outstanding Transactions prior to such conversion and (b) the Substitute Rate on the date that LIBOR was last applicable to the outstanding Transactions prior to such conversion; provided, that in no event shall such difference be a negative number.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.
“Termination Date” shall mean the day that is the earlier of (i) the Stated Termination Date, as such date may be extended pursuant to Article 3(f) or Article 3(g) hereof; and (ii) any Accelerated Repurchase Date.
“Termination Date Extension Conditions” shall have the meaning specified in Article 3(f).
“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.
“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction.
“Transaction” shall mean a Transaction, as specified in Article 1.
“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Account Control Agreement, the Equity Pledge Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.
“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 7(b).
“UCC Filing Jurisdiction” shall mean, with respect to each Seller Party, the State of Delaware.
“UCC Financing Statement” shall mean the Seller Financing Statement or the Pledgor Financing Statement, individually or collectively as the context may require.
“Underwriting Issues” shall mean, with respect to any Eligible Asset as to which Seller intends to request a Transaction, (i) all material information that has come to Seller’s attention after exercising reasonable care and diligence used by a prudent commercial real estate lender making a similar loan that would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)) known by Seller.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 31(d) hereof.
“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the related Purchased Asset File has not been delivered to Custodian as of the related Purchase Date.
The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.
ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION
(a)    Entry into Transactions. On or after the Closing Date but prior to the Facility Availability Period Expiration Date, upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the related Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price therefor to an account of Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. If terms in a Confirmation are inconsistent with terms of this Agreement with respect to a particular Transaction, the Confirmation shall prevail.

(b)    Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction is subject to the satisfaction (or waiver by Purchaser in writing), immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser in its sole and absolute discretion:
(i)    Delivery of Documents. The following documents, shall have been delivered to Purchaser:
(A)    this Agreement, duly completed and executed by each of the parties hereto;
(B)    the Fee Letter, duly completed and executed by each of the parties thereto;
(C)    the Custodial Agreement, duly completed and executed by each of the parties thereto;
(D)    the Account Control Agreement, duly completed and executed by each of the parties thereto;
(E)    the Guaranty, duly completed and executed by each of the parties thereto;
(F)    the Servicing Agreement, duly completed and executed by each of the parties thereto;
(G)    the Servicer Letter, duly completed and executed by each of the parties thereto;
(H)    the Equity Pledge Agreement, duly completed and executed by each of the parties thereto;
(I)    Intentionally Omitted;
(J)    any and all consents and waivers applicable to Seller or to the Purchased Assets subject to such Transaction;
(K)    a power of attorney from Seller substantially in the form of Exhibit IV hereto, duly completed and executed;
(L)    a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “all assets” (the “Seller Financing Statement”);
(M)    a UCC financing statement for filing in the UCC Filing Jurisdiction of Pledgor, naming Pledgor as “Debtor” and Purchaser as “Secured Party” and

describing as “Collateral” all of the items set forth in the definition of Equity Pledged Collateral (the “Pledgor Financing Statement”);
(N)    Intentionally Omitted;
(O)    opinions of outside counsel to the Seller Parties in form and substance reasonably acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, applicability of the Investment Company Act of 1940 including, with respect to Seller, that it is not relying on an exemption from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors);
(P)    for each Seller Party, a good standing certificate dated within thirty (30) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith;
(Q)    evidence acceptable to Purchaser from Custodian that Custodian is in possession of the Seller Certificate; and
(R)    all such other and further documents and documentation in Seller’s possession as Purchaser shall reasonably require.
(ii)    Reimbursement of Costs and Expenses. Seller shall have paid, or reimbursed Purchaser for, all reasonable out-of-pocket costs and expenses, including but not limited to reasonable legal fees of outside counsel to Purchaser and due diligence expenses of Purchaser, actually incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith required to be paid by Seller hereunder.
(c)    Conditions Precedent to All Transactions. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction (or waiver by Purchaser in writing) of the following further conditions precedent to the satisfaction of Purchaser, immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:
(i)    Transaction Approval. Purchaser shall have (A) determined, in its sole discretion, that each related proposed Purchased Asset is an Eligible Asset and (B) received internal credit approval with respect to the proposed Transaction, each of the foregoing and (C) determined that all conditions precedent to such Transaction as set forth in this Article 3 have been satisfied, as evidenced by Purchaser’s execution and delivery of a Confirmation with respect thereto.
(ii)    Maximum Facility Purchase Price; Concentration Limits. The sum of (A) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (B) the requested Purchase Price for the pending Transaction shall not exceed an amount equal the Maximum Facility Purchase Price. The Concentration Limits shall not be violated after giving effect to the requested Transaction.
(iii)    Notice of Pledge. Seller shall have, no less than ten (10) Business Days prior to the requested Purchase Date (or such shorter time period as may be approved by Purchaser in its sole discretion):
(A)    given notice to Purchaser of the proposed Transaction; and
(B)    with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein (unless otherwise waived by Purchaser).
(iv)    Custodial Delivery; Trust Receipt; Asset Schedule and Exception Report. Other than with respect to a Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, Seller shall have delivered to Custodian, in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset.
(v)    Confirmation by Settlement Agent. With respect to any Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, if approved by Purchaser in its sole discretion, the related Settlement Agent shall have confirmed possession of the related Purchased Asset File in accordance with the related Bailee Letter.
(vi)    Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 28, each Seller Party, as Purchaser in its sole and absolute discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole and absolute discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by Seller. Purchaser shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.
(vii)    Confirmation. Purchaser and Seller shall have mutually delivered an executed and completed confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed by a Responsible Officer of Seller.
(viii)    No Default. No Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document;
(ix)    No Material Adverse Effect. No event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect.

(x)    Waiver of Exceptions. Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Purchaser’s execution of the Confirmation to which such Requested Exception Report is attached.
(xi)    Representations and Warranties. The representations and warranties made by Seller in Article 10 (other than with respect to any MTM Representations relating to Purchased Assets not subject to the proposed Transaction) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(xii)    Acknowledgement to Servicer. Purchaser shall have received from Seller a written acknowledgement to the Servicer that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the Servicing Agreement as of the related Purchase Date.
(xiii)    No Margin Deficit. No Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.
(xiv)    Receipt of Trust Receipt. With respect to any Eligible Asset other than a Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, if approved by Purchaser in its sole discretion, Purchaser shall have received from Custodian on each Purchase Date (other than with respect to a Wet Purchased Asset) a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Purchaser, dated no later than the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date. With respect to a Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, if approved by Purchaser in its sole discretion, Purchaser shall have received from Custodian within the time frame specified in the Custodial Agreement a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to such Purchased Asset sold to Purchaser, duly completed and Purchaser shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.
(xv)    Seller Release Letter. Purchaser shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Purchaser.
(xvi)    No Change in Law. Purchaser shall not have determined (in its sole discretion exercised in good faith) that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.
(xvii)    Repurchase Date. The Repurchase Date for such Transaction is not later than the Termination Date.

(xviii)    Security Interest. Seller shall have taken such other action as Purchaser shall have reasonably requested that is necessary in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Eligible Assets.
(xix)    True Sale. If the proposed Purchased Asset is originated by any Affiliate of Seller (but not, for the avoidance of doubt, Seller) or obtained by Seller from any Affiliate of Seller, then Seller shall deliver to Purchaser a true sale opinion from outside counsel with respect to such Purchased Asset reasonably acceptable to Purchaser.
(xx)    Further Assurances. Purchaser shall have received all such other and further documents, documentation and legal opinions as Purchaser shall have reasonably required.
(xxi)    Payment of Fees. Purchaser shall have received payment from Seller of the Funding Fee and all reasonable out-of-pocket costs and expenses of Purchaser in connection with the Transaction (including reasonable fees and costs of outside counsel) required to be paid by Seller hereunder.
(xxii)    Other Documents.  Purchaser or its designee (including the Custodian, its counsel or, with respect to any Wet Purchased Asset) shall have received all such other and further documents, documentation as Purchaser in its reasonable discretion shall require including, but not limited to, endorsements in blank of the original Mortgage Note and, as applicable, the Mezzanine Note and the original certificate evidencing the Capital Stock securing such Mezzanine Loan and assignments in blank of the underlying Mortgage and related Mortgage documents.
(d)    Early Repurchase; Prepayment.
(i)    Early Repurchase. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:
(A)    no later than three (3) Business Days prior to such Early Repurchase Date, Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date; provided that, Seller shall have the right to revoke such notice at any time up to the Business Day prior to such Early Repurchase Date and that if the repurchase is for purposes of Seller’s cure or satisfaction of a Default, Event of Default or Margin Deficit, no such prior notice shall be required;
(B)    no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(C)    on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset against transfer to Seller or its designated agent of such Purchased Asset;
(D)    any Margin Deficit then existing for which a Margin Call has been delivered is cured contemporaneously with such early repurchase; and
(E)    on such Early Repurchase Date, Seller pays to Purchaser the Exit Fee, if any, for such Purchased Asset.
With respect to any Purchased Asset, within five (5) Business Days after the earlier to occur of (i) Seller obtaining knowledge that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset or (ii) receipt of written notice from Purchaser that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Purchaser cash in an amount equal to the Repurchase Price for such Purchased Asset (the date of such repurchase, the “Mandatory Early Repurchase Date”).
(ii)    Prepayment of Repurchase Price. On any Remittance Date before the Repurchase Date for a Purchased Asset, Seller shall have the right, from time to time, to transfer cash to Purchaser for the purpose of reducing the Repurchase Price of, but not terminating, a Transaction and without the release of any Collateral, but subject to the payment of any Exit Fee due and payable with respect to such Purchased Asset in connection with such payment.
(e)    Repurchase on the Repurchase Date. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller (or Seller’s designee) of the Purchased Assets being repurchased along with any Net Cash Flow in respect thereof received by Purchaser (including, in the case of a Principal Payment, remittance of such Principal Payment into the Collection Account) (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Purchaser (including by remittance into the Collection Account); provided that, Purchaser shall have no obligation to permit Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing, other than in connection with a repayment in full of any Purchased Asset giving rise to such Event of Default by the Mortgagor thereunder, provided that Seller delivers to Purchaser for application in accordance with Article 5(e) an amount equal to the greater of (i) the lesser of (x) the Repurchase Price of such Purchased Asset and (y) the outstanding Repurchase Price of all Purchased Assets as of such date and (ii) one hundred percent (100%) of the Principal Payment received by Seller with respect to such Purchased Asset (with the excess, if any, being applied in accordance with Article 5(h). Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing (except as set forth in the immediately preceding sentence), Purchaser’s security interest in such Purchased Asset and the related Collateral shall automatically terminate in accordance with Article 7(c).

(f)    Termination Date Extension. (i) Provided that all of the extension conditions listed in clause (ii) below (collectively, the “Termination Date Extension Conditions”) shall have been satisfied, Seller shall have the option to extend the Stated Termination Date for an additional one (1) year period ending on the one (1) year anniversary of the Stated Termination Date (the “Extension Period”). Seller shall provide notice to Purchaser at least five (5) Business Days prior to the date on which Seller pays the Extension Fee pursuant to Article 3(f)(ii)(C).
(ii)    For purposes of this Article 3(f), the Termination Date Extension Conditions shall be deemed to have been satisfied if:
(A)    Seller shall have delivered to Purchaser written notice of its request to extend the Stated Termination Date at least thirty (30) days, but not more than ninety (90) days, prior to the Stated Termination Date.
(B)    The ratio, expressed as a percentage, of (i) the sum of the average Purchase Prices of all Purchased Assets subject to all Transactions that occurred during the period commencing on the Closing Date and ending on the Stated Termination Date (including any Eligible Assets approved by Purchaser but not then subject to a Transaction and any future advances approved by Purchaser) over (ii) the Maximum Facility Purchase Price shall be not less than the Minimum Initial Term Utilization Amount; provided, however, that Seller shall be permitted to (i) permanently reduce the Maximum Facility Purchase Price in an amount sufficient to cause the foregoing condition to be satisfied or (ii) deliver to Purchaser a one-time fee payment in an amount equal to the positive difference, if any, between (a) $1,250,000.00, minus (b) the amount of all Funding Fees paid to Purchaser prior to the Stated Termination Date with respect to any Purchased Assets (the “Minimum Initial Term Utilization Fee”).  Payment of the Minimum Initial Term Utilization Fee shall not be applied towards, nor shall such Minimum Initial Term Utilization Fee reduce, satisfy or waive any obligation of Seller to pay any Purchase Price Differential due under this Agreement or the Repurchase Price of any Purchased Asset.
(C)    Purchaser shall have received, on or before the Stated Termination Date, payment from Seller, as consideration for Purchaser’s agreement to extend the Stated Termination Date, of the Extension Fee;
(D)    no monetary or material non-monetary Default, Margin Deficit Event or Event of Default under this Agreement shall have occurred and be continuing as of the Stated Termination Date; and
(E)    all representations and warranties made by any Seller Party in the Transaction Documents, shall be true, correct, complete and accurate in all material respects as of the Stated Termination Date (other than with respect to any MTM Representations).
In addition to the foregoing, Seller may request from time to time, upon not less than one hundred twenty (120) days prior notice, additional extensions of the Termination Date for additional one (1) year periods following the end of the Extension Period, which extensions shall be conditioned upon the consent of Purchaser in its sole and absolute discretion, and such other terms and conditions as Purchaser may request in its sole and absolute discretion. If Purchaser rejects any request by Seller for additional extensions pursuant to the foregoing sentence, then Seller shall have no further right to request any additional extensions of the Termination Date pursuant to this Agreement.
(g)    Amortization Extension Period. (i) The Amortization Extension Period shall commence automatically upon the occurrence of a Material Adverse Change Event. In addition, Seller may request by written notice to Purchaser delivered no later than thirty (30) days, but not more than ninety (90) days, prior to the Stated Termination Date or the end of the Extension Period (as applicable), an extension of the Termination Date for a period not to exceed the Amortization Extension Period, which extension shall be conditioned upon (A) no Margin Deficit Event, monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing and (B) all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate in all material respects (other than with respect to any MTM Representations). Seller shall not be permitted to enter into any new Transactions during the Amortization Extension Period.
(ii)     Each Purchased Asset subject to a Transaction during the Amortization Extension Period shall accrue the Amortization Period Fee described in Section 3 of the Fee Letter on each day during the Amortization Extension Period.
(h)    Future Advances. (i) In connection with the making of a future advance to the Mortgagor or Mezzanine Borrower under a Future Advance Purchased Asset, Seller may request an increase of the Purchase Price of such Future Advance Purchased Asset in an amount not to exceed the product of (i) the principal balance of the future advance made by Seller and (ii) the Purchase Price Percentage of such Purchased Asset (as determined by Purchaser in its sole discretion); provided that (A) each such increase request shall be for an amount of not less than $250,000 and (B) Seller shall not request more than one (1) increase with respect to the same Purchased Asset during any thirty (30) day period. Any approval by Purchaser of such increase of the Purchase Price shall be in writing and given in Purchaser’s sole and absolute discretion, which approval shall be conclusively evidenced by Purchaser’s execution of the amended and restated Confirmation for the applicable Transaction described in subclause (ii)(B) of this Article 3(h).
(ii)    If such approval for a Purchase Price increase is granted, Purchaser’s funding of such increase shall be subject to the satisfaction (or waiver in writing) of the following conditions, which satisfaction or waiver shall be conclusively evidenced by Purchaser’s execution of the amended and restated Confirmation for the applicable Transaction described in subclause (B) below:
(A)    at least five (5) Business Days prior to the requested Purchase Price increase date, Seller shall have requested such increase in writing and delivered to Purchaser, which may be in the form of a draft amended and restated Confirmation for the applicable Transaction described in subclause (B) below:

(1)    copies of all documentation submitted by Mortgagor or Mezzanine Borrower in connection with the applicable future advance;
(2)    a written certification stating that all conditions precedent to such future advance under the related Purchased Asset Documents (a) have been satisfied or will be satisfied as of the date of the related funding with evidence of satisfaction having been provided to Purchaser or (b) have been specifically identified to Purchaser in writing and waived by Purchaser in writing; and
(3)    such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser requests, in its sole and absolute discretion;
(B)    delivery by Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of Seller, and delivery by Purchaser to Seller of a countersigned copy of such amended and restated Confirmation;
(C)    the Purchase Price Percentage after giving effect to such increase and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset.
(D)    as of the proposed date of such increase, the sum, without duplication, of (x) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (y) the requested Purchase Price increase shall not exceed an amount equal the Maximum Facility Purchase Price;
(E)    no event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect;
(F)    no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date;
(G)    no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Purchase Price increase;
(H)    on or prior to the related Purchase Price increase date, Purchaser shall have received a written certification by Seller stating that all conditions precedent to the funding of such future advance under the related Purchased Asset Documents have been satisfied (or waived by Purchaser in its sole discretion if applicable) in all material respects (which certification may be made via a representation in the amended and restated Confirmation for the applicable Transaction described in subclause (B) above); and; and

(I)    all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct and complete on and as of the related Purchase Price increase date in all material respects with the same force and effect as if made on and as of such date (other than with respect to any MTM Representations); provided, that, (x) to the extent that any such representation or warranty relates to a specific date, they shall be true and correct as of such specific date and (y) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all material respects after giving effect to any such qualification therein).
(iii)    Upon the satisfaction (or waiver by Purchaser in writing) of all conditions set forth in Article 3(h)(ii) as determined by Purchaser, in its sole and absolute discretion, exercised in good faith, which satisfaction or waiver shall be conclusively evidenced by Purchaser’s execution of the amended and restated Confirmation for the applicable Transaction described in subclause (B) of this Article 3(h), Purchaser shall transfer the amount of the Purchase Price increase to an account of Seller or, if such increase is being funded on the same day as the future advance is being made to the related Mortgagor or Mezzanine Borrower, directly to the Mortgagor or Mezzanine Borrower, the Servicer or any title company, settlement agent or other Person, as directed by Seller in such amended and restated Confirmation or otherwise agreed to by Purchaser and Seller in writing.
Seller acknowledges and agrees that, with respect to any Future Advance Purchased Asset and whether or not Purchaser advances any additional Purchase Price hereunder, Seller shall advance, as and when required under the related Purchased Asset Documents, any and all future advance obligations and commitments thereunder for so long as such Purchased Asset is subject to a Transaction hereunder.
ARTICLE 4

MARGIN MAINTENANCE
(a)    If a Margin Deficit exists at any time, then Purchaser may, by written notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Seller to make a cash payment and/or apply Margin Excess from other Purchased Assets in reduction of the Repurchase Price of such Purchased Asset so that after giving effect to such payment, no Margin Deficit shall exist with respect to such Purchased Asset.
(b)    No later than 10:00 a.m. (New York City time) two (2) Business Days following receipt of such Margin Call, Seller shall cure the related Margin Deficit as provided in Article 4(a). For the avoidance of doubt, if a Margin Call is given by Purchaser under Article 4(a) on any Business Day after the time set forth above, such Margin Call shall be considered given prior to such time on the immediately following Business Day.
(c)    If Purchaser issues a Margin Call under Article 4(a) with respect to a Purchased Asset and if the Purchase Price Percentage at which Purchaser would, in Purchaser’s sole and absolute discretion, enter into a Transaction with respect to the applicable Purchased Asset on the date of such Margin Call (the “Maximum Margin Excess Purchase Price Percentage”) is greater than the Purchase Price Percentage set forth in the Confirmation with respect to such Purchased Asset, then Purchaser shall, in its sole discretion, in response to Seller’s written request following Purchaser’s delivery of a Margin Call to Seller, provided that no (i) Default or Event of Default or (ii) Margin Deficit with respect to any other Purchased Asset will occur as a result of such application as determined by Purchaser in its sole discretion, apply an amount (expressed in Dollars) up to the positive difference (if any) between the Maximum Margin Excess Purchase Price Percentage and the Purchase Price Percentage set forth in the related Confirmation (such amount, a “Margin Excess”) to all or a portion of the related Margin Deficit in Purchaser’s sole discretion.
(d)    The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for Seller.
ARTICLE 5

PAYMENTS; COLLECTION ACCOUNT
(a)    Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.
(b)    [Reserved]
(c)    All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Seller in writing), not later than 2:00 p.m. (New York City time) (or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).
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(d)    Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated deposit account (the “Collection Account”) in the name of Seller for the benefit of Purchaser at Account Bank. The Collection Account shall be subject to an Account Control Agreement in favor of Purchaser.
(e)    Seller shall cause Servicer to promptly remit, and in any event no later than two (2) Business Days after receipt thereof, all Net Cash Flow in respect of the Purchased Assets directly into the Servicer Account, and no later than two (2) Business Days prior to each Remittance Date, to the Collection Account. In furtherance of the foregoing, at the request of Purchaser, Seller shall cause each Servicer to execute and deliver a Servicer Letter in accordance with Article 29(e). If any Seller Party or any Affiliate of thereof shall receive any Net Cash Flow with respect to a Purchased Asset other than by remittance from the Collection Account in accordance with the following sentence, such party shall (and Seller shall cause such party to) promptly (and in any case within two (2) Business Days after receipt of notice thereof from Purchaser) remit such amounts to Servicer for deposit into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(f) and 5(g).
(f)    So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Remittance Date remit all amounts on deposit in the Collection Account (other than Principal Payments) in the following amounts and order of priority:
(i)    first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement then due and payable;
(ii)    second, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable;
(iii)    third, to Purchaser, an amount equal to any unpaid Margin Deficit;
(iv)    fourth, if a Future Advance Failure exists, to Purchaser, all excess proceeds with respect to the Purchased Asset subject to such Future Advance Failure to be applied in reduction of the Repurchase Price of such Purchased Asset until such Repurchase Price is equal to zero (0);
(v)    fifth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser under any Transaction Document; and
(vi)    sixth, the surplus, if any, to Seller.
(g)    So long as no Event of Default shall have occurred and be continuing, Account Bank shall, within two (2) Business Days after receipt by Account Bank of any Principal Payments, remit all such Principal Payments in the following amounts and order of priority:
(i)    first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement then due and payable (in each case to the extent not paid pursuant to Section 5(f));
(ii)    second, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable through the end of the then applicable Pricing Rate Period, such payment to be allocated amongst all relevant Purchased Assets on a pro rata basis based upon the outstanding Purchase Price of each Purchased Asset (to the extent not paid pursuant to Section 5(f));
(iii)    third, to Purchaser, an amount equal to any unpaid Margin Deficit (to the extent not paid pursuant to Section 5(f));

(iv)    fourth, to Purchaser to be applied in reduction of the Purchase Price of the related Purchased Asset, an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Purchase Price Percentage for such Purchased Asset (the “Pro Rata Reduction”);
(v)    fifth, during the Amortization Extension Period (if applicable), to Purchaser to be applied in reduction of the Purchase Price of the Purchased Assets, an amount equal to (a) with respect to the receipt of Principal Payments (in the aggregate with respect to all Purchased Assets during the term hereof) representing a repayment of 25% or less of the Maximum Facility Purchase Price, one hundred percent (100%) of the difference between (1) the amount of the Principal Payment received and (2) the amount of the Pro Rata Reduction pursuant to clause (iv) (the “Principal Excess”),  (b) with respect to the receipt of Principal Payments (in the aggregate with respect to all Purchased Assets during the term hereof) representing a repayment of greater than 25%, but less than 50%, of the Maximum Facility Purchase Price, fifty percent (50%) of the Principal Excess and (c) with respect to the receipt of Principal Payments (in the aggregate with respect to all Purchased Assets during the term hereof) representing a repayment of greater than 50% of the Maximum Facility Purchase Price, zero percent (0%) of the Principal Excess;
(vi)    sixth, if a Future Advance Failure exists, to Purchaser, all excess proceeds with respect to the Purchased Asset subject to such Future Advance Failure to be applied in reduction of the Repurchase Price of such Purchased Asset until such Repurchase Price is equal to zero (0);
(vii)    seventh, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser under any Transaction Document (to the extent not paid pursuant to Section 5(f)); and
(viii)    eighth, the surplus, if any, to Seller.
(h)    Upon receipt of notice from Purchaser that an Event of Default shall have occurred and is continuing, and so long as such Event of Default is continuing, Account Bank shall cease remitting funds to, or at the direction of, Seller pursuant to Article 5(f) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Purchaser, all amounts on deposit in the Collection Account as of the prior Business Day to Purchaser for application to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion; provided, that if Buyer has not exercised the remedies described in Article 14(b)(ii)(D)(2) with respect to any or all Purchased Assets, then the excess, if any, of such amounts over the amount of the Repurchase Obligations then outstanding under the Transaction Documents shall be remitted to Seller.
(i)    Except as expressly set forth herein, any amounts paid toward the Repurchase Price for any Purchased Asset shall be applied by Purchaser to any items constituting the Repurchase Price thereof in such order of priority as Purchaser shall determine in its sole and absolute discretion.

ARTICLE 6

REQUIREMENTS OF LAW; ALTERNATIVE RATE
(a)    Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A) to enter into Transactions, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, and Purchaser does not have any means of complying with Requirements of Law other than to terminate such Transaction after exercising commercially reasonable efforts to comply with such Requirements of Law without having to terminate such Transaction (including, if applicable, by converting the Transaction to an Alternative Rate Transaction pursuant to the immediately following subclause (C)), then a Repurchase Date for such Transaction shall occur on the later to occur of (x) the date that is ten (10) Business Days after delivery of written notice thereof from Purchaser to Seller and (y) the next Remittance Date, or on such earlier date as may be required by law, or (C) to accrue Purchase Price Differential based on a LIBOR rate, then each Transaction shall be converted automatically to an Alternative Rate Transaction on the next Pricing Rate Determination Date or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser any applicable Breakage Costs. In exercising its rights under this Article 6(a)(i), Purchaser shall exercise its rights and remedies in a manner which is similar to the manner in which Purchaser is contemporaneously exercising similar remedies in repurchase agreements, warehouse facilities, credit facilities or other similar arrangements which finance commercial real estate mortgage loans with similarly situated counterparties. In addition, Purchaser will provide Seller with notice promptly after any such determination under this Article 6(a)(i) is made.
(ii)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:
(A)    shall subject Purchaser to any Tax (other than (x) Indemnified Taxes and (y) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(B)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of LIBOR hereunder; or
(C)    shall impose on Purchaser any other condition (excluding any Tax);

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Purchaser, upon its written demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. In exercising its rights under this Article 6(a)(ii), Purchaser shall exercise its rights and remedies in a manner which is consistent with the manner in which Purchaser is contemporaneously exercising similar remedies under commercial real estate mortgage loan repurchase facilities with similarly situated counterparties. In addition, Purchaser will provide Seller with notice as soon as practical of any demand for any additional amounts payable by Seller under this Article 6(a)(ii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.
(iii)    If Purchaser shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Seller of a written request therefor, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. In exercising its rights under this Article 6(a)(iii), Purchaser shall exercise its rights and remedies in a manner consistent with the manner in which Purchaser is contemporaneously exercising similar remedies under commercial real estate mortgage loan repurchase facilities with similarly situated counterparties. In addition, Purchaser will provide Seller with notice as soon as practical of any demand for any additional amounts payable by Seller under this Article 6(a)(iii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive for a period of twelve (12) months from the date of the incurrence of such increased costs or reduced amount receivable and Seller shall have no further obligation hereunder with respect to such increased costs or reduced amounts.
(b)    Alternative Rate. If on or prior to the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, Purchaser shall have determined in the exercise of its sole business judgment exercised in good faith (which determination shall be conclusive and binding upon Seller absent manifest error) that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) Purchaser shall have determined (which determination shall be conclusive and binding upon Seller) that LIBOR has been or is likely to be replaced by an alternative index or interest rate, Purchaser shall give notice thereof to Seller as soon as practicable thereafter. If such notice is given, Purchaser shall determine the Pricing Rate with respect to such Transaction until such notice has been withdrawn as a per annum rate equal to, in Purchaser’s sole discretion, the Substitute Rate plus the Substitute Rate Applicable Spread (the “Alternative Rate”). In addition, Purchaser will endeavor to provide Seller with notice promptly after any such determination is made. Notwithstanding anything herein to the contrary, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser to effect or continue Transactions as contemplated by the Transaction Documents, the Transactions then outstanding shall, as of such date, be converted automatically to Alternative Rate Transactions. In exercising its rights and remedies under this Article 6(b), Purchaser shall act in a manner similar to all repurchase facilities of which Purchaser is contemporaneously exercising similar rights and remedies in agreements with similarly situated counterparties.
ARTICLE 7

SECURITY INTEREST
(a)    Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets (other than for U.S. federal, state and local income and franchise Tax purposes more fully described in Article 23(g)). However, in order to preserve Purchaser’s rights under the Transaction Documents, including in the event that, other than for such Tax purposes, a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. Seller hereby pledges, assigns and grants to Purchaser as further security for Seller’s obligations to Purchaser hereunder, a continuing first priority security interest in and Lien upon any Mezzanine Loan which constitutes a Purchased Asset hereunder, and Purchaser shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”). For purposes of this Agreement, “Collateral” shall mean:
(i)    the Purchased Assets;
(ii)    the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;
(iii)    the Collection Account and Servicer Account;
(iv)    all related forward trades and takeout commitments placed on the Purchased Assets;
(v)    all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;
(vi)    all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and
(vii)    all replacements, substitutions or distributions on or proceeds, payments, Net Cash Flow and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.
(b)    Intentionally omitted.
(c)    Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations, provided that, so long as no Event of Default shall have occurred and be continuing, Purchaser’s security interest with respect to any Purchased Asset shall terminate automatically effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the Repurchase Price therefor (including the deposit into the Collection Account of an amount equal to the Repurchase Price for the applicable Purchased Asset, provided that there are sufficient funds in the Collection Account to pay all amounts then due and payable pursuant to Article 5(f) in full). Upon such satisfaction and upon request by Seller, Purchaser shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and, upon the occurrence and during the continuance of an Event of Default, may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be reasonably requested by Purchaser, to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(d)    Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 29. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 7(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.
(e)    Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets (subject to Purchaser’s obligation to transfer the Purchased Assets to Seller pursuant to Article 3, if applicable), or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets individually or collectively (in any number of parts) as Purchaser or such court may determine.
ARTICLE 8

TRANSFER AND CUSTODY
(a)    On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian, its counsel or, with respect to any Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, if approved by Purchaser in its sole discretion, the Bailee) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Seller (or an account directed by Seller) specified in the Confirmation relating to such Transaction and, upon satisfaction of the conditions precedent in Article 3(b) and (c), such proposed Purchased Asset shall become a Purchased Asset hereunder.
(b)    Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly (including, with respect to any Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, if approved by Purchaser in its sole discretion, by the Bailee), with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Purchaser. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.
(c)    From time to time, Seller shall forward to the Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.
ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS
(a)    Title to each Purchased Assets shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging, at Purchaser’s sole cost and expense, in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole and absolute discretion, in conformity with the terms and conditions of the Purchased Asset Documents, provided that (i) unless an Event of Default has occurred and is continuing, Purchaser may only engage in repurchase transactions or sell, transfer, pledge, repledge, hypothecate or rehypothecate the Purchased Assets to a Person that is not a Prohibited Transferee or a Borrower or any Affiliate thereof, and (ii) no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3 or of Purchaser’s obligation to credit or pay Net Cash Flow to, or apply Net Cash Flow to the obligations of, Seller pursuant to Article 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.
(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.
ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as of the date hereof and as of each Purchase Date and covenants that at all times while this Agreement or any Transaction is in effect as follows:
(a)    Organization. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.
(b)    Authority. (i) Seller is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.
(c)    Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration.
(d)    Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(e)    Approvals and Consents. No consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).
(f)    Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item, except where the failure to do so is not reasonably likely to have a Material Adverse Effect.
(g)    Intentionally Omitted.
(h)    Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any material agreement by which Seller is bound or to which any assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller in any material respect, or (iv) any applicable Requirement of Law in any material respect.
(i)    Litigation/Proceedings. As of the date hereof and as of the Purchase Date for any Transaction, except as disclosed in writing to Purchaser on or before the date hereof or the Purchase Date for any Transaction and from time to time, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened in writing against any Seller Party that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) makes a claim in an aggregate amount greater than the Litigation Threshold or (iii) which, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.
(j)    No Outstanding Judgments. Except as disclosed in writing to Purchaser, there are no judgments for an aggregate amount greater than the Litigation Threshold against any Seller Party unsatisfied of record or docketed in any court located in the United States of America.
(k)    No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.
(l)    Compliance with Law. Seller is in compliance in all material respects with all Requirements of Law. Except as disclosed in writing to Purchaser on or before the date hereof or the Purchase Date for any Transaction and from time to time, no Seller Party is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(m)    Acting as Principal. Seller is engaging in the Transactions as principal.
(n)    No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.
(o)    No Default. No Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents that has not been disclosed to Purchaser in writing.
(p)    No Decline in Market Value. Except as disclosed in writing to Purchaser prior to the applicable Purchase Date, the best of Seller’s knowledge, there are no facts or circumstances that are reasonably likely to cause or have caused a Margin Deficit with respect to any Purchased Asset as of the Purchase Date.
(q)    No Material Adverse Effect. Except as disclosed in writing to Purchaser on or before the date hereof or the Purchase Date for any Transaction and from time to time, as of the date hereof and as of the Purchase Date for any Transaction, Seller has no knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect.

(r)    No Adverse Selection. No Purchased Asset under this Agreement has been selected by Seller in a manner different from the manner in which Seller selects assets with respect to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Purchaser.
(s)    Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document, (ii) included in any Transaction Document or (iii) produced by third-parties and reasonably relied upon by Seller, when taken as a whole, do not and will not, contain any untrue statement of a material fact or, to Seller’s knowledge, omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on good faith estimates based upon assumptions believed to be reasonable at the time of preparation, on the date as of which such information is stated or certified, it being understood that such projections may vary from actual results and that such variances may be material.
(t)    Financial Information. All financial data concerning the Seller Parties or, to Seller’s knowledge, the Purchased Asset and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser is true, correct and complete in all material respects. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Asset and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no material adverse change in the financial position of the Seller Parties or, to Seller’s knowledge, the Purchased Assets and the other Purchased Items or in the results of operations of any Seller Party which change is reasonably likely to result in a Material Adverse Effect.
(u)    Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as Seller may from time to time deliver to Purchaser.
(v)    Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Purchaser in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.
(w)    Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct in all material respects (other than with respect to any MTM Representations and except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing).

(x)    Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by Seller for Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, (iii) Seller is the beneficial owner of and, upon recordation of relevant assignment documents, shall be the record owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser, and (iv) Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items (other than for U.S. federal, state and local income and franchise tax purposes more fully described in Article 23(g)) free from any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.
(y)    No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.
(z)    Security Interest Matters.
(i)    The provisions of the Transaction Documents are effective to either (x) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income and franchise Tax purposes more fully described in Article 23(g)) or (y) create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral.
(ii)    Upon possession by the Custodian or by a Bailee pursuant to the Bailee Letter of each Mortgage Note or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in such Mortgage Note or Participation Certificate, as applicable.
(iii)    Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral or the Equity Pledged Collateral, as applicable, in which a security interest can be perfected under the UCC by the filing of financing statements.
(iv)    Upon execution and delivery of the Account Control Agreement, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in the Collection Account and all funds at any time credited thereto.
(aa)    Solvency; No Fraudulent Transfer. Seller has, as of the Closing Date and each Purchase Date, access to adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and, as of the Closing Date, is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with actual intent to hinder, delay or defraud any of Seller’s creditors. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset and other Purchased Item subject hereto. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.
(bb)    Intentionally Omitted.
(cc)    Intentionally Omitted.
(dd)    Investment Company Act. Seller is not required to register as an “investment company,” and is not a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended. Seller is not relying on an exemption from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940.
(ee)    Taxes. Seller has filed or caused to be filed all required U.S. federal and other material tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted in writing with respect to any such taxes, fees or other charges.
(ff)    ERISA. Neither Seller nor any ERISA Affiliate of Seller sponsors, maintains or contributes to any Plans or any Multiemployer Plans. Seller is not, and is not using any assets of, a “benefit plan investor” as defined in Section 3(42) of ERISA.
(gg)    Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(hh)     No Real Property. Neither Seller nor any Subsidiary of Seller has at any time since its formation held title to any real property.
(ii)    Trading with the Enemy Act and Patriot Act; No Prohibited Persons. Each Seller Party and each of their respective Affiliates is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001, as amended (the “Patriot Act”). No Seller Party or any Subsidiary or, to the best knowledge of Seller, officer, director, partner, member or employee of any Seller Party or of such Subsidiary, is an entity or person that is, or, to the actual knowledge of Seller, is acting on behalf of, any Prohibited Person. Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with the Patriot Act); provided, however, that nothing in this Article 10(ii) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.
(jj)    Anti-Bribery Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(kk)    Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.
(ll)    Anti-Money Laundering Laws. Each Seller Party has complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”).
(mm)    Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.
(nn)    Tax Status. For U.S. federal income tax purposes, Seller is a disregarded entity.

ARTICLE 11

NEGATIVE COVENANTS OF SELLER
On and as of the date hereof and at all times while this Agreement or a Transaction hereunder is in effect, Seller shall not without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole and absolute discretion:
(i)    Subject to Seller’s right to repurchase any Purchased Asset, take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;
(ii)    transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;
(iii)    create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;
(iv)    create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;
(v)    enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the Transactions or the sale or securitization of the Purchased Assets in the ordinary course of Seller’s business after the repurchase thereof in accordance with this Agreement);
(vi)    permit a Change of Control;
(vii)    permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property, any Capital Stock in any Mortgagor securing any Mezzanine Loan, Mortgagor or Mezzanine Borrower, to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against any related Mortgaged Property);
(viii)    with respect to any Purchased Asset, consent or assent to any Material Modification of any related Purchased Asset Document other than in accordance with Article 29 and the Servicing Agreement or Servicer Letter (as applicable);

(ix)    permit the organizational documents of Seller to be amended in any material respect;
(x)    after the occurrence and during the continuance of a monetary Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;
(xi)    acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property relating to any Purchased Asset that is senior to, or pari passu with, the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;
(xii)    use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and
(xiii)    directly, or through a Subsidiary, acquire or hold title to any real property.
ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLER
On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:
(a)    Seller Notices.
(i)    Material Adverse Effect. Seller shall promptly notify Purchaser of any material adverse effect (as determined by Seller) on its business operations and/or financial condition of which Seller has knowledge; provided, however, that nothing in this Article 12 shall relieve Seller of its obligations under this Agreement.
(ii)    Default or Event of Default. Seller shall, as soon as possible, but in no event later than two (2) Business Days after obtaining actual knowledge of such event, notify Purchaser of any Default or Event of Default.
(iii)    Margin Deficit Event. Seller shall, as soon as possible, but in no event later than two (2) Business Days after obtaining actual knowledge of such event, notify Purchaser of any Margin Deficit Event.
(iv)    Purchased Asset Matters. Seller shall promptly (and in any event not later than two (2) Business Days after obtaining actual knowledge thereof) notify Purchaser of: (A) any default or event of default under any Purchased Asset; (B) any facts or circumstances that are reasonably likely to cause, or have caused, a Mandatory Early Repurchase Event;

(C) any Future Advance Failure; or (D) any representation or warranty being untrue or incorrect (including any MTM Representation).
(v)    Other Defaults, Litigation and Judgments. Seller shall promptly (and in any event not later than two (2) Business Days after obtaining actual knowledge thereof) deliver to Purchaser any notice (A) of the occurrence of any default or event of default under any Purchased Asset; or (B) of the commencement or threat in writing of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) makes a claim or claims in aggregate amount greater than the applicable Litigation Threshold or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect.
(vi)    Corporate Change. Seller shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than thirty (30) days prior to taking any such action.
(vii)    Anti-Terrorism; Anti-Bribery and Anti-Money Laundering Laws. Seller shall promptly (and in any event within two (2) Business Days after knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 10(ii) (Trading with the Enemy Act and Patriot Act; No Prohibited Persons), Article 10(jj) (Anti-Bribery Laws) or Article 10(ll) (Anti-Money Laundering Laws).
(b)    Reporting and Other Information. Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:
(i)    Purchased Asset Information. (A) Promptly after receipt by Seller, but no less frequently than once per calendar month, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements (including, without limitation, cash flow statements), certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be reasonably requested by Purchaser from time to time.
(ii)    Quarterly Purchased Asset Reports. Within fifteen (15) days after Purchaser request, but no more frequently than once per calendar quarter, a summary property performance report for each Purchased Asset in a form reasonably acceptable to Purchaser, which shall include, without limitation, net operating income, a debt service coverage ratio calculation, occupancy, revenue per available unit (for hospitality properties) and sales per square foot (for retail properties) for the preceding calendar quarter. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis.

(iii)    Quarterly Reports. Within forty-five (45) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, partners’ capital and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments) or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Purchaser within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements.
(iv)    Annual Reports. Within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, partners’ capital and cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Purchaser within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements.
(v)    Covenant Compliance Certificate. Along with each delivery pursuant to clauses (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.
(vi)    Other Documentation. Within ten (10) Business Days after Purchaser’s request therefor, Seller shall provide, or shall cause to be provided, to Purchaser such other documents, reports and information as Purchaser may reasonably request (A) with respect to the financial affairs of the Seller Parties, and (B) to the extent available to Seller pursuant to the Purchased Asset Documents related to such Purchased Asset, with respect to any Purchased Asset or the operation of any Mortgaged Property.
(c)    Defense of Purchaser’s Security Interest. Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets or the other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.
(d)    Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with, if applicable, an undated interest power covering such additional rights duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.
(e)    Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem reasonably necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in blank, to be itself held as Collateral pursuant to the Transaction Documents.
(f)    Preservation of Existence; Licenses. Seller shall at all times do or cause to be done all things necessary to maintain and preserve its legal existence and all of its rights, privileges, licenses, permits and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), to protect the validity and enforceability of the Transaction Documents and each Purchased Asset and for its performance under the Transaction Documents, except to the extent such failure to maintain would not be reasonably likely to result in a Material Adverse Effect.
(g)    Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.
(h)    Compliance with Other Obligations. Seller shall at all times comply (i) with its organizational documents in all material respects, (ii) in all respects with any agreements by which it is bound or to which its assets are subject, except where failure to comply would not be reasonably likely to have a Material Adverse Effect, and (iii) in all respects with any applicable Requirement of Law.

(i)    Books and Record. Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(j)    Taxes and Other Charges. Seller shall pay and discharge all material taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which (i) are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount.
(k)    Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as reasonably approved by Purchaser prior to the date hereof. Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.
(l)    Responsibility for Fees and Expenses of Third Parties. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer except to the extent expressly set forth in the Custodial Agreement, Account Control Agreement or Servicing Agreement.
(m)    Intentionally Omitted.
(n)    Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with respect to such future advance. Any Purchased Asset with respect to which there is any litigation or other proceeding alleging a failure to fund any future advance as and when required under the Purchased Asset Documents (collectively, a “Future Advance Failure”) shall cease being an Eligible Asset, and Purchaser, upon written notice to Seller, may require that Seller repurchase such Purchased Asset, and a Repurchase Date shall occur with respect to such Purchased Asset within five (5) Business Days after such notice unless, within such five (5) Business Day period (i) Seller has provided evidence satisfactory to Purchaser, in its sole discretion exercised in good faith, that Seller is contesting, or will contest, such alleged Future Advance Failure in good faith, (ii) Seller has deposited into the Collection Account (to be held therein until released by Purchaser pursuant to this Agreement) a cash reserve (each, a “Reserve Fund”) equal to the disputed future funding amount and (iii) any excess proceeds with respect to such Purchased Asset shall be applied to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(f) and 5(g). Purchaser shall apply Reserve Funds (i) so long as no Event of Default shall have occurred and is continuing, at the request of Seller, to cure the applicable Future Advance Failure, (ii) upon the occurrence and during the continuance of an Event of Default, in Purchaser’s sole discretion, either to cure such Future Advance Failure or in the priority as Purchaser shall determine in its sole discretion exercised in good faith or (iii) provided no Event of Default is continuing, if Seller shall fail to continue to contest such alleged Future Advance Failure in good faith, to cure the applicable Future Advance Failure. Provided that no Default or Event of Default shall have occurred and is continuing, upon the final unconditional resolution of the applicable Future Advance Failure to the satisfaction of Purchaser in its sole discretion exercised in good faith, Purchaser shall promptly remit the Reserve Funds to Seller.
ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS
On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:
(i)    Seller shall own no assets, and shall not engage in any business, other than with respect to the Purchased Assets (including Eligible Assets which Seller intends to sell to Purchaser subject to a Transaction hereunder), those Purchased Assets which have been repurchased from Purchaser by Seller (provided that such Purchased Assets are transferred promptly to an entity other than Seller after such repurchase), and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets;
(ii)    Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates (in each case, other than advances under the Purchased Assets (or Eligible Assets which Seller intends to sell to Purchaser subject to a Transaction hereunder) to Mortgagors or Mezzanine Borrowers or otherwise in connection therewith);
(iii)    Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due;
(iv)    Seller shall comply with the provisions of its organizational documents in all material respects;
(v)    Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;
(vi)    Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns, if any (except to the extent consolidation is required or permitted under Requirements of Law, such as in the case of a disregarded entity);
(vii)    Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;
(viii)    Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;
(ix)    Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;
(x)    Intentionally Omitted;
(xi)    Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;
(xii)    Seller shall not, without the prior written consent of its Independent Manager, take any action that will result in an Act of Insolvency;
(xiii)    Seller shall, at all times, have at least one (1) Independent Manager;
(xiv)    Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;
(xv)    Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms substantially similar to those that would be available to unaffiliated parties in an arm’s length transaction;
(xvi)    Seller shall maintain a sufficient number of employees (or obtain services to be performed by its Affiliates and/or their respective employees) in light of contemplated business operations, provided that Seller shall not be required to maintain any employees;

(xvii)    Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;
(xviii)    Seller shall not pledge its assets to secure the obligations of any other Person other than to Purchaser pursuant to the Transaction Documents;
(xix)    Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and
(xx)    Seller shall not create, incur, assume or permit to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred unless the same are being contested in good faith and adequate reserves in respect of which are maintained.
ARTICLE 14

EVENTS OF DEFAULT; REMEDIES
(a)    Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:
(i)    Failure to Repurchase or Repay. Seller shall fail to repurchase any Purchased Asset upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price when and as required pursuant to the Transaction Documents.
(ii)    Failure to Pay Purchase Price Differential. Seller shall fail to pay on any Remittance Date the accrued and unpaid Purchase Price Differential.
(iii)    Failure to Cure Margin Deficit. Seller shall fail to cure any Margin Deficit within the period specified in Article 4.
(iv)    Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(e).
(v)    Failure to Pay Fees. Purchaser shall fail to receive any Funding Fee, Exit Fee, Extension Fee or Amortization Period Fee as and when due.
(vi)    Other Payment Default. Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise under the terms of this Agreement, within five (5) Business Days after written notice thereof to Seller from Purchaser.
(vii)    Negative Acts. Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in (x) Article 11 (Negative Covenants of Seller) which failure is not remedied within five (5) Business Days after written notice thereof to Seller from Purchaser or (y) Article 13 (Single Purpose Entity Covenants) unless (A) such failure is inadvertent, immaterial and non-recurring and (B) if such failure is curable, Seller shall have cured such breach within five (5) Business Days following the date upon which Seller first obtains knowledge of such breach or violation.
(viii)    Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party.
(ix)    Admission of Inability to Perform. Any Seller Party shall admit in writing to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.
(x)    Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person (other than Purchaser) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Purchaser) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.
(xi)    Cross-Default. Any Seller Party shall be in default beyond all applicable notice, cure or grace periods under (i) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (ii) any other material contract to which such Seller Party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (i) and (ii), only to the extent the obligations, in connection with such default individually or in the aggregate with other defaults, exceed the applicable Default Threshold; provided, however, that any such default or failure to perform shall not constitute an Event of Default if the applicable Seller Party cures such default or failure to perform, as the case may be, within the notice, cure or grace period, if any, provided under the applicable agreement.
(xii)    ERISA. (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.
(xiii)    Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to such Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Purchased Assets, and, in each case, Seller fails to repurchase the applicable Purchased Asset within three (3) Business Days following receipt of written notice thereof from Purchaser;
(xiv)    Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect as determined by Purchaser in its sole discretion exercised in good faith.
(xv)    Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.
(xvi)    Representation or Warranty Breach. If any representation, warranty or certification (other than the MTM Representations which shall be considered solely for the purpose of determining the Market Value) made to Purchaser by any Seller Party shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such breach has not been cured within ten (10) days following written notice thereof from Purchaser to Seller; provided that the representations and warranties made by Seller in Articles 10(s), 10(t), 10(w) or 10(x) (in each case, with respect to the affected Purchased Asset only) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit V without regard to any knowledge qualifier therein), if Seller repurchases the related Purchased Asset(s) on an Early Repurchase Date no later than ten (10) days after receiving written notice of such incorrect or untrue representation; provided, however, that if (A) Seller shall have made any such representation and warranties with actual knowledge that they were materially false or misleading at the time made, such misrepresentation shall constitute an Event of Default.
(xvii)    Judgment. Any final non-appealable judgment by any competent court in the United States of America for the payment of money is rendered against any Seller Party in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Purchaser.
(xviii)    Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty.
(xix)    Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Net Cash Flow received by such Servicer in accordance with Article 5(d).
(xx)    Other Covenant Default. If any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, provided, that, if such breach or failure to perform is susceptible to cure as determined by Purchaser in its sole and absolute discretion, then such Person shall have five (5) Business Days after the earlier to occur of notice to such Person from Purchaser, or such Person’s actual knowledge, of such breach or failure to perform, to remedy such breach or failure to perform (provided further that, if Seller or Guarantor, as applicable, shall have commenced to cure such breach or failure within such five (5) Business Days period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller or Guarantor, as applicable, in the exercise of due diligence, to cure such breach of failure, and in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Purchaser’s notice of such breach or failure to perform provided that Seller or Guarantor is continuously and diligently curing such breach; provided that any breach from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure). For the avoidance of doubt, any breach or failure to perform resulting from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure.
(b)    Remedies. After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Purchaser as attorney-in-fact of Seller for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:
(i)    At the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)    If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):
(A)    Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date and Purchaser may immediately terminate all Transactions pursuant to the Transaction Documents and terminate this Agreement;
(B)    to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 14(b)(iii));
(C)    the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and
(D)    Purchaser may (1) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory, any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets (as determined by Purchaser in its sole discretion, exercised in good faith) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(ii)(D) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.
(iii)    the parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Net Cash Flow (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.
(iv)    Seller shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with the enforcement of this Agreement) of all out-of-pocket losses, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) actually incurred by Purchaser in connection with or as a consequence of an Event of Default.
(v)    Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.
(vi)    Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.
(vii)    Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
ARTICLE 15

SET-OFF
(a)    After the occurrence and during the continuance of an Event of Default, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Purchaser a right of set-off, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).
(b)    If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
(c)    ANY AND ALL RIGHTS TO REQUIRE PURCHASER TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.
ARTICLE 16

SINGLE AGREEMENT
Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
ARTICLE 17

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.
ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS
Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 18. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, the Business Day when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof. A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given.
ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 20

NON-ASSIGNABILITY
(a)    No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.
(b)    Purchaser may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 9(a)) to any Person. In connection therewith, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser. Seller agrees to reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest. Notwithstanding the foregoing, Purchaser agrees that, prior to the occurrence and continuance of an Event of Default, (i) Purchaser shall not assign, participate or sell one hundred percent (100%) of its rights or obligations under the Transaction Documents other than to an Affiliate of Purchaser, (ii) Purchaser shall not assign, participate or sell all or any portion of its rights and obligations under the Transaction Documents to a Prohibited Transferee or any Affiliate thereof, (iii) Purchaser shall not assign, participate or sell any portion of its rights and obligations under the Transaction Documents to any Mortgagor or Mezzanine Borrower, or any Affiliate of any Mortgagor or Mezzanine Borrower, and (iv) in connection with any assignment, participation or sale (A) Purchaser shall remain sole agent under the Transaction Documents and will retain administrative responsibility and continue to control all decisions under the Transaction Documents, and (B) Seller shall continue to deal solely and directly with Purchaser in connection with any Transaction. In connection with the foregoing, Purchaser shall not assign its rights or sell participations in a manner that would have material adverse tax consequences to Seller, Guarantor or any of their direct or indirect owners (including, without limitation, causing all or any portion of Seller or Guarantor to be treated as a “taxable mortgage pool” for federal income Tax purposes).
(c)    Purchaser, acting solely for this purpose as an agent of Seller, shall maintain at one of its offices in the United States, a copy of each such sale, transfer and assignment and assumption delivered to it and a register for the recordation of the names and addresses of Purchaser and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser for all purposes of this Agreement. The Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable prior notice.
(d)    If Purchaser sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, it shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets (the “Participant Register”); provided that Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to Seller or to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Purchaser and Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.
ARTICLE 21

GOVERNING LAW
THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
ARTICLE 22

WAIVERS AND AMENDMENTS
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.
ARTICLE 23

INTENT
(a)    The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset consisting of a Mortgage Loan or a Senior Participation Interest in a Mortgage Loan constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code and (iii) all payments hereunder are deemed “margin payments” or settlement payments” as defined in Title II of the Bankruptcy Code.
(b)    The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 555 and 559 of the Bankruptcy Code, as applicable.
(c)    The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)    The parties intend that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(e)    The parties intend that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code and intend and acknowledge that this Agreement constitutes a “securities contract” with the meaning of Section 555 of the Bankruptcy Code.
(f)    The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.
(g)    Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income and franchise Tax purposes and for accounting purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence for all U.S. federal, state, and local income and franchise Tax purposes (including, without limitation, on any and all filings with any U.S. Federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.

ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)    in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;
(b)    in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and
(c)    in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS
(a)    Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)    The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
ARTICLE 26

NO RELIANCE
Each of Seller and Purchaser hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:
(a)    it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;
(b)    it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;
(c)    it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;
(d)    it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;
(e)    no joint venture exists between Purchaser and any Seller Party pursuant to any Transaction Document; and
(f)    it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.
ARTICLE 27

INDEMNITY AND EXPENSES
(a)    Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act that, in each case, does not result from the gross negligence or willful misconduct of any Indemnified Party. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller agrees to hold Purchaser harmless from and indemnify Purchaser from and against all Indemnified Amounts suffered by Purchaser by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof. The obligation of Seller hereunder is a recourse obligation of Seller. This Article 27(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    Seller agrees to pay or reimburse upon written demand all of Purchaser’s reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of the Purchaser’s rights under the Transaction Documents or any performance by Purchaser of any obligations of Seller in respect of any Purchased Asset, or if an Event of Default has occurred and continuing, any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or the Equity Pledged Collateral, (iv) the custody, care or preservation of the Collateral or the Equity Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (v) the maintenance of the Collection Account and the Servicer Account and registering the Collateral and the Equity Pledged Collateral in the name of Purchaser or its nominee, (vi) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vii) any payment of the Repurchase Price on any day other than a Remittance Date or conversion to an Alternative Rate in accordance with Article 6(b) on any day other than a Pricing Rate Determination Date

(including in each case, without limitation, as a consequence of terminating any hedging transactions entered into by Purchaser in relation to the Purchased Asset) (“Breakage Costs”), (viii) any actions taken and which are reasonably necessary to perfect or continue any lien created under any Transaction Document, (ix) Purchaser owning any Purchased Asset or other Purchased Item other than any costs and expenses with respect to any Purchased Assets or other Purchased Items which are first incurred after Purchaser has exercised its remedies under Article 14(b)(ii)(D), in which case Purchaser shall assume such obligations from and after such exercise of remedies and/or (x) any due diligence performed by Purchaser in accordance with Article 28. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error; provided, however, that notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to reimburse Purchaser for the costs and expenses related to any appraisal conducted with respect to any Purchased Asset other than to the extent requested by Purchaser in writing (x) after the occurrence and during the continuance of an Event of Default or (y) to the extent Seller has the right under the related Purchased Asset Documents to without cost or expense to Seller cause the related Mortgagor to deliver such appraisal to Seller.
(c)    This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.
ARTICLE 28

DUE DILIGENCE
(a)    Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets (which, in the case of appraisals shall not exceed one appraisal per year for any Mortgaged Property at the expense of the Seller, provided that Purchaser may obtain additional appraisals at its sole expense), the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice (but not less than one (1) Business Day, unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.
(b)    Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 28(a).
(c)    Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon prior written notice

(unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.
(d)    Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Purchaser and any third party underwriter designated by Purchaser in writing in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof reasonably requested by Purchaser in writing.
(e)    Seller agrees to reimburse Purchaser within ten (10) Business Days after receipt of an invoice thereof for any and all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel) actually incurred by Purchaser in connection with its continuing due diligence activities pursuant to this Article 28.
ARTICLE 29

SERVICING
(a)    The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to Seller that such license is extended for another thirty (30) days or (ii) upon the occurrence and continuance of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 29 and for the benefit of Purchaser. Notwithstanding the foregoing, Seller shall not take any action or effect any Material Modification of any Purchased Asset without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser.
(b)    The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 29(c), (ii) Purchaser not extending Seller’s revocable license in accordance with Article 29(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Seller agrees to reasonably cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no

Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer designated by Purchaser as expeditiously as possible.
(c)    Purchaser may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of a default by the Servicer under the Servicing Agreement, (ii) upon the occurrence of a default by the Servicer under the Servicing Agreement or Servicer Letter (as applicable) or (iii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) through (iii), without payment of any penalty or termination fee.
(d)    Seller shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest (if any) in the servicing agreements with such sub-servicer to Purchaser; provided that Servicer may delegate certain administrative functions to third parties without Purchaser’s consent provided that Servicer shall at all times remain liable for such functions.
(e)    Seller shall cause Servicer and any sub-servicer to service the Purchased Assets pursuant to the Servicing Agreement or other applicable servicing agreement, as the case may be, in each case in accordance with Accepted Servicing Practices. Seller shall cause Servicer (at the request of Purchaser) and any sub-servicers engaged by Seller to execute a letter agreement with Purchaser substantially in the form reasonably acceptable to Purchaser (a “Servicer Letter”) acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Net Cash Flow received with respect to the Purchased Asset to the Collection Account in accordance with Article 5(e) or as otherwise directed by Purchaser in accordance with the Servicer Letter.
(f)    Seller agrees that Purchaser is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or use commercially reasonable efforts to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.
(g)    The payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents other than in respect of servicing fees related to any Purchased Asset for which Purchaser has exercised its remedies under Article 14(b)(ii)(D), if Purchaser elects not to terminate the Servicing Agreement, in which case Purchaser shall assume the obligations of the owner under the Servicing Agreement which first occur or arise after the date Purchaser exercises its remedies under Article 14(b)(ii)(D).

ARTICLE 30

MISCELLANEOUS
(a)    All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.
(b)    The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant hereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.
(c)    The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.
(d)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(e)    This Agreement, the Fee Letter and each Confirmation contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(f)    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(g)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(h)    Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.
ARTICLE 31

TAXES
(a)    Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 31), Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Seller shall timely pay, without duplication, any Other Taxes (i) imposed on Seller to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) imposed on Purchaser, as the case may be, upon written notice from Purchaser setting forth in reasonable detail the calculation of such Other Taxes.
(c)    Seller shall indemnify Purchaser, within twenty (20) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article) payable or paid by Purchaser or required to be withheld or deducted from a payment to Purchaser, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (provided that if Seller reasonably believes that such Taxes were not correctly or legally asserted, Purchaser will use reasonable efforts to cooperate with Seller to obtain a refund of such Taxes (which shall be repaid to Seller in accordance with Article 31(e)) so long as such efforts would not, in the sole determination of Purchaser, result in any additional out-of-pocket costs or expenses not reimbursed by Seller or be otherwise materially disadvantageous to Purchaser). A certificate as to the amount of such payment or liability delivered to Seller by Purchaser shall be conclusive absent manifest error.
(d)    Status of Purchaser.
(i)    If Purchaser is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Purchaser shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Purchaser, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 31(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii)	Without limiting the generality of the foregoing,
(A)    if Purchaser is a U.S. Person, it shall deliver to Seller on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies or originals of IRS Form W-9 (or any successor form) certifying that Purchaser is exempt from U.S. federal backup withholding tax;
(B)        if the Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a party under this Agreement, whichever of the following is applicable:
(1)        in the case of a Purchaser that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. Tax purposes under any Transaction Document, executed copies or originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies or originals of IRS Form W-8ECI;
(3)        in the case of a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies or originals of IRS Form W-8BEN or W-8BEN-E; or
(4)        to the extent a Purchaser is not the beneficial owner, executed copies or originals of IRS Form W-8IMY, accompanied by IRS Form

W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)        if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies or originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and
(D)        if a payment made to Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Purchaser shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Purchaser has complied with Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Seller, or promptly notify Seller in writing of its legal inability to do so.
(e)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 31 (including by the payment of additional amounts pursuant to this Article 31), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 31 with respect to the Taxes giving rise to such refund), net of all out of pocket costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 31(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 31(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 31(e) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)    Each party’s obligations under this Article 31 shall survive any assignment of rights by Purchaser, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.
GOLDMAN SACHS BANK USA, as Purchaser

By:	/s/ Jeffrey Dawkins Name: Jeffrey Dawkins Title: Authorized Signatory

[Signature Page to Master Repurchase Agreement]

CLNC CREDIT 6, LLC, as Seller

By:	/s/ David A. Palamé Name: David A. Palamé Title: Vice President

[Signature Page to Master Repurchase Agreement]

EXHIBIT I
NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES
Purchaser:
Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Jeffrey Dawkins
Telephone: (212) ###-####
Telecopy: (212) ###-####
Email: ########@gs.com
Email: ########@ny.email.gs.com
Email: ########@ny.email.gs.com
Email: ########@ny.email.gs.com
with a copy to:
Goldman Sachs Bank USA
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Brian A. Bolton – Mortgages Legal
Telephone: (972) ###-####
Telecopy: (212) ###-####
Email: ########@gs.com
with a copy to:
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Richard D. Jones
Telephone: (215) ###-#####
Fax: (215) ###-####
Email: ########@dechert.com
Seller:
CLNC Credit 6, LLC
c/o CLNC Manager, LLC
590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: David A. Palamé
Telephone: (212) ###-####
Email: ########@clns.com

Pledgor:	CLNC Credit 6 Pledgor, LLC c/o CLNC Manager, LLC 590 Madison Avenue, 34th Floor New York, New York 10022

Ex. I-1

Attention: David A. Palamé
Telephone: (212) ###-####
Email: ########@clns.com

Guarantor:	Credit RE Operating Company, LLC c/o CLNC Manager, LLC 590 Madison Avenue, 34th Floor New York, New York 10022 Attention: David A. Palamé Telephone: (212) ###-#### Email: ########@clns.com
In each case, with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel L. Stanco
Telephone: (212) ###-####
Fax: (646) ###-####
Email: ########@ropesgray.com

Ex. I-2

EXHIBIT II
FORM OF CONFIRMATION STATEMENT
[Date]
To: Goldman Sachs Bank USA
Ladies and Gentlemen:
Reference is made hereby to the Master Repurchase Agreement, dated as of June 19, 2018 (the “Agreement”), between Goldman Sachs Bank USA (“Purchaser”) and CLNC Credit 6, LLC (“Seller”). This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from us, as Seller, the Eligible Asset identified on the attached Schedule 1 in accordance with the terms of the Agreement. Capitalized terms used herein without definition have the meanings given in the Agreement.
Purchase Date:    ________, 20__
Eligible Asset(s):    ___________________, as further identified on Schedule 1

Asset Type:	[Mortgage Loan][Mortgage Loan and Mezzanine Loan][Senior Note][Senior Participation Interest]
Outstanding Principal Amount of Purchased
Asset as of Purchase Date:    $__________
Available Future Funding under Purchased
Asset as of Purchase Date:    $__________
Repurchase Date:    As defined in the Agreement
Purchase Price:    $__________
Pricing Rate:    LIBOR Rate plus ____%
Purchase Price Percentage:    __________%
GS Mortgaged Property Value    $__________
Purchase Price LTV:    __________%
Maximum Purchase Price LTV:    __________%

Ex. II-1

Minimum Purchase Price Debt Yield:

	Underwritten Net Operating Income	Purchase Price Debt Yield
Year 1
Year 2
Year 3
Year 4
Year 5

Portfolio Purchase Price Debt Yield: See Schedule 2

Repurchase Price:    As provided in the Agreement
Governing Agreements:    As identified on attached Schedule 1
Funding Fee:     $__________(__ bps)
Requested Wire Amount:    $__________
Type of Funding:    [Wet][Dry] Funding
Seller’s Wiring Instructions:
Bank Name:         ____________________
ABA Number:     ____________________
Account Number:    ____________________
Reference:         ____________________
Seller acknowledges that the Purchased Asset will be serviced pursuant to the Servicing Agreement.
[SIGNATURE PAGES FOLLOW]

Ex. II-2

To evidence your agreement to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.
CLNC CREDIT 6, LLC

By:	___________________________________ Name: Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

Ex. II-3

AGREED AND ACKNOWLEDGED:
GOLDMAN SACHS BANK USA

By: ________________________________
Name:
Title:

Ex. II-4

Schedule 1 to Confirmation
Purchased Asset Schedule

Purchased Asset Name:
Governing Agreement(s):
Principal Amount:
Maximum Principal Amount:
Remaining Future Advances:

Ex. II-5

Schedule 2 to Confirmation:
Asset:
Total NOI:
Total Purchase Price:
Portfolio Purchase Price Debt Yield:
Minimum Portfolio Purchase Price Debt Yield:

Ex. II-6

EXHIBIT III
AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

Ex. III-1

EXHIBIT IV
FORM OF POWER OF ATTORNEY
Know All Men by These Presents, that CLNC Credit 6, LLC, a Delaware limited liability company (“Seller”), does hereby appoint Goldman Sachs Bank USA (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) upon written notice to Seller, the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Mezzanine Notes, Assignments of Mortgages and Participation Certificates, and any transfer documents related thereto, as Purchaser may from time to time reasonably consider necessary to create, perfect or preserve Purchaser’s security interest in the Purchased Assets, (ii) upon written notice to Seller, the recordation of the Assignments of Mortgages, as Purchaser may from time to time reasonably consider necessary to create, perfect or preserve Purchaser’s security interest in the Purchased Assets, (iii) upon written notice to Seller, the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) during the continuance of an Event of Default under and as defined in the Repurchase Agreement (as defined below) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of June 19, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Purchaser and Seller, and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Ex. IV-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this ____ day of __________, 20__.
CLNC CREDIT 6, LLC
By:____________________________________
Name:
Title:
STATE OF ______________    )
COUNTY OF ____________    )
On ________, 20__, before me, _____________________, a Notary Public, personally appeared ___________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the ______________ that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature _______________________________
(Seal)

Ex. IV-2

EXHIBIT V
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
Capitalized terms used but not defined in this Exhibit V shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V is attached.
CERTAIN DEFINED TERMS
“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan that is identified on the related Seller Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan commences accruing interest at an increased interest rate.
“ARD Loan” shall mean a Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Mortgagor has not prepaid such Mortgage Loan in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased interest rate.
“Assignment of Leases” shall mean any assignment of leases, rents and profits or similar document or instrument executed by a Mortgagor in connection with the origination of a Mortgage Loan.
“Companion Interest” shall mean, with respect to any Purchased Asset, any subordinate or pari passu Mortgage Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.
“Floating Rate Loan” shall mean any Mortgage Loan for which interest accrues at a variable rate of interest.
“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
“REMIC Provisions” shall mean the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.
“S&P” shall mean Standard & Poor’s Ratings Service, a division of the McGraw Hill Companies, Inc., and any successor thereto.

Ex. V-1

“Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a maximum principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
“Treasury Regulations” shall mean applicable final or temporary regulations of the U.S. Department of the Treasury.
REPRESENTATIONS AND WARRANTIES
A.     All Purchased Assets. With respect to each Purchased Asset:
(1)    Complete Servicing File. All documents comprising the Servicing Records are in the possession of the Servicer.
(2)    Type of Purchased Asset; Ownership of Purchased Assets. Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to the Seller), participation (excluding, for the avoidance of doubt, any Companion Interest) or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (excluding, for the avoidance of doubt, any Companion Interest), any other ownership interests on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement and the rights of the holder of a Companion Interest under the related co-lender or participation agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and upon the insertion of Purchaser’s name where applicable and countersignature by Purchaser where applicable, the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than the rights of the holder of a Companion Interest under the related co-lender or participation agreement Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to the Seller), participation (excluding, for the avoidance of doubt, any Companion Interest) or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (excluding, for the avoidance of doubt, any Companion Interest), any other ownership interests on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement and the rights of (a) the holder

Ex. V-2

of a Companion Interest under the related co-lender or participation agreement and/or (b) if the Purchased Asset is subject to a mezzanine loan, the holder of such mezzanine loan pursuant to the intercreditor agreement between the Seller and such mezzanine lender.
(3)    Purchased Asset File. The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any holder thereof. With respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement. With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.
B.    Mortgage Loans. With respect to each Mortgage Loan that (i) constitutes a Purchased Asset or (ii) is related to a Purchased Asset that is a Participation Interest or a Mortgage Note:
(1)    Whole Loans. Such Mortgage Loan is a whole Mortgage Loan and not a Participation Interest or other partial interest in a Mortgage Loan.
(2)    Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument) and other agreement executed by or on behalf of the related Mortgagor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) anti-deficiency laws, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other operative Purchased Asset

Ex. V-3

Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other operative Purchased Asset Documents.
(3)    Mortgage Provisions. Subject to the Standard Qualifications, the Purchased Asset Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure.
(4)    Hospitality Provisions. The Purchased Asset Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise agreement or license agreement as well as a comfort letter or similar agreement signed by the Mortgagor and franchisor or licensor of such property enforceable by the Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Purchaser. Subject to the Standard Qualifications, the Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
(5)    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise expressly permitted under the Master Repurchase Agreement (a) the material terms of each Mortgage, Mortgage Note, Mortgage Loan guaranty and related operative Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) the Mortgagor has not been released from its material obligations under the related Purchased Asset Documents.
(6)    Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from the Seller will constitute a legal, valid and binding assignment from the Seller upon completion of such assignment. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the related Purchased Asset Schedule or Requested Exceptions Report, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject

Ex. V-4

to and excepting Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and as of the related Purchase Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to the Seller’s knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.
(7)    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow or closing instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

Ex. V-5

(8)    Junior Liens. It being understood that B notes secured (and any other Purchased Assets that are cross-collateralized and cross defaulted with a Purchased Asset) by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, to Seller’s knowledge, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing). Except as set forth on the related Purchased Asset Schedule, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(9)    Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(10)    UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the related originator has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent a security interest may be perfected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(11)    Condition of Property. The Seller or the originator of the Purchased Asset (or related Mortgage Loan, as applicable) inspected or caused to be inspected each related

Ex. V-6

Mortgaged Property within six (6) months of origination of such Purchased Asset (or related Mortgage Loan, as applicable) and within twelve (12) months of the related Purchase Date.
An engineering report or property condition assessment was prepared in connection with the origination of such Mortgage Loan no more than twelve (12) months prior to the related Purchase Date, which indicates that the related Mortgaged Property is free of any material damage, except to the extent that such material damage (i) would not have a material adverse effect on the value of such Mortgaged Property as security for the related Purchased Asset, (ii) has been repaired in all material respects or (iii) is addressed by escrow of funds established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrowed amount will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs. Seller has no knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.
(12)    Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(13)    Condemnation. As of the date of origination of such Mortgage Loan and to the Seller’s knowledge, as of the Purchase Date, there is no proceeding pending and, to the Seller’s knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(14)    Actions Concerning Mortgage Loan. As of the date of origination of such Mortgage Loan and to the Seller’s knowledge, as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset

Ex. V-7

Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.
(15)    Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by the Seller to Purchaser or its Servicer.
(16)    No Holdbacks. The principal amount of the Mortgage Loan stated on the related Purchased Asset Documents has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except as identified on the related Purchased Asset Schedule and/or the related Requested Exceptions Report and in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).
(17)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A” from Moody’s or “A-” from S&P (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.
Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, eighteen (18) months).
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

Ex. V-8

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.
The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.
The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Purchaser. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law)

Ex. V-9

arising for any reason other than non-payment of a premium and no such notice has been received by Seller.
(18)    Access; Utilities; Separate Tax Lots. Based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(19)    No Encroachments. To the Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset (or related Mortgage Loan, as applicable), (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset (or related Mortgage Loan, as applicable) are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained with respect to the Title Policy.
(20)    No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.
(21)    REMIC. Seller shall only make the representations in the following paragraphs with respect to Mortgage Loans which have been identified by Seller to Purchaser, in writing, as REMIC eligible Mortgage Loans: The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without

Ex. V-10

regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (b) either: (i) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (ii) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (b)(i)(A) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (b)(i)(B), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(22)    Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges or prepayment premiums) of such Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(23)    Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.
(24)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to the Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(25)    Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning

Ex. V-11

consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the related Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the related Mortgaged Property, (ii) are insured by the Title Policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by prudent commercial mortgage lenders for loans which are substantially similar to such Purchased Asset that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (iv) are adequately reserved for in accordance with the Purchased Asset Documents or (v) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the related Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(26)    Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(27)    Recourse Obligations. The Purchased Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason

Ex. V-12

of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan, (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.
(28)    Mortgage Releases. Seller shall only make the representations in the following paragraphs with respect to Mortgage Loans which have been identified by Seller to Purchaser, in writing, as REMIC eligible Mortgage Loans: The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (33) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.
In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

Ex. V-13

In the case of any Mortgage Loan originated after December 6, 2010, no Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.
(29)    Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(30)    Acts of Terrorism Exclusion. With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31)    Due-on-Sale or Encumbrance. Subject to certain exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration

Ex. V-14

of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances; provided, however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Mortgagor’s satisfaction of certain conditions precedent and the payment of a required transfer fee. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.
(32)    Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a maximum principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a maximum principal balance of $40 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.
(33)    Intentionally Omitted.
(34)    Interest Rates. Each Mortgage Loan is a Floating Rate Loan. With respect to each Mortgage Loan that is a Floating Rate Loan, such Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

Ex. V-15

(35)    Ground Leases. With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:
(a)    The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recording in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since the origination of the applicable Mortgage Loan.
(b)    The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or cancelled or terminated by agreement of lessor and lessee without the prior written consent of the lender, and no such consent has been granted since the origination of the Mortgage Loan, except as reflected in any written instruments included in the related Purchased Asset File.
(c)    The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes).
(d)    The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.
(e)    The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor.
(f)    The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge,

Ex. V-16

there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date.
(g)    The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender.
(h)    A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease.
(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.
(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest.
(k)    In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest.
(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

Ex. V-17

(36)    Servicing. To Seller’s knowledge, the servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all material respects, legal and have met Accepted Servicing Practices.
(37)    Origination and Underwriting. The origination practices of the Seller (or, to the Seller’s knowledge, the related originator if the originator is not an Affiliate of Seller) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V.
(38)    No Material Default; Payment Record. No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit V. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.
(39)    Bankruptcy. As of the date of origination of such Mortgage Loan (to Seller’s knowledge if the originator was not an Affiliate of Seller) and to the Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(40)    Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Purchased Asset.
(41)    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and

Ex. V-18

such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA as of the Purchase Date, there is no Environmental Condition at the related Mortgaged Property.
(42)    Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within twelve (12) months of the Mortgage Loan origination date, and within twelve (12) months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute and, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.
(43)    [Reserved].
(44)    Cross-Collateralization. No Mortgage Loan related to a Purchased Asset is by the express terms of such Mortgage Loan cross-collateralized or cross-defaulted with any other Mortgage Loan, except as set forth on the related Purchased Asset Schedule or in the Requested Exceptions Report.
(45)    Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset

Ex. V-19

Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Purchase Date.
(46)    Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.
(47)    [Reserved].
(48)    Affiliates. The related Mortgagor is not an affiliate of the Seller
C.    Senior Notes. With respect to each Purchased Asset that is a Mortgage Note, such note is a Senior Note (with no existing more-senior Mortgage Note or Participation Interest) related to a Mortgage Loan that complies with all of the representations set forth in Section B above. If such Mortgage Note is pari passu with any other Mortgage Note, the holder of such Mortgage Note (i) has custody or control of the Purchased Asset Documents, (ii) has the right to appoint and direct the servicer of the Mortgage Loan pursuant to a co-lender agreement that is legal, valid and enforceable as among its parties, and (iii) is the lead and controlling holder as between such pari passu Mortgage Notes or Participation Interests pursuant to a co-lender agreement that is legal, valid and enforceable as among its parties.
D.    Participation Interests. With respect to each Purchased Asset that is a Participation Interest:
(1)    Mortgage Loan. The related Mortgage Loan complies with all of the representations set forth in Section B above (except to the extent disclosed in a Requested Exceptions Report).
(2)    Performing Participation. Such Participation Interest is performing and is evidenced by a physical Participation Certificate.
(3)    Lead Participant; Status of Participation Agreement. Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more-senior participation interest) in a whole Mortgage Loan. Seller is the record mortgagee of the related Mortgage Loan (“Lead Participant”) pursuant to a participation agreement that is legal, valid and enforceable as between its parties. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan, the related participation agreement provides that the Lead Participant has full power, authority and discretion to service the related Mortgage Loan, modify and amend the terms thereof, pursue remedies

Ex. V-20

and enforcement actions, including foreclosure or other legal action, without consent or approval of any participant (each, a “Third Party Participant”) holding any related participation (the “Other Participation Interests”). If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans.
(4)    Costs and Expenses. If the Participation Interest is pari passu with any Other Participation Interests, the holder of such Other Participation Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan upon request therefor by the Lead Participant. If the Participation Interest is senior to any Other Participation Interests, the holder of such Other Participation Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan prior to the holder of such Participation Interest.
(5)    Third Party Participants. Each Participation Agreement is effective to convey the related Other Participation Interests to the related Third Party Participants and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property. The Lead Participant owes no fiduciary duty or obligation to any Third Party Participant pursuant to the Participation Agreement.
(6)    Purchased Asset File. The Purchased Asset File with respect to such Participation Interest includes all material documents evidencing and/or securing such Participation Interest and the terms of such documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File.
(7)    No Defaults or Waivers under Participation Documents. All amounts due and owing to any Third Party Participant pursuant to the related Participation Agreement or related documents have been duly and timely paid. (a) There is (i) no default, breach or violation existing under any Participation Agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, or violation under any Participation Agreement or related document, and (b) no default, breach or violation under any Participation Agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit V. No person other than the holder of such Participation Interest or the related Other Participation Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable Participation Agreement or related documents.

Ex. V-21

(8)    Bankruptcy. To Seller’s knowledge, after due inquiry, no issuer of such Participation Interest or Third Party Participant is a debtor in any outstanding in state or federal bankruptcy or insolvency proceeding.
(9)    No Known Liabilities. The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.
(10)    Transfer. The Lead Participant role, rights and responsibilities are assignable by the Seller without consent or approval other than those that have been obtained. The Lead Participant will timely file all necessary assignments, notices, and documents in order to convey record title of the related Mortgage Loan and other rights and interests to Purchaser in its capacity as successor Lead Participant.
(11)    No Repurchase. The terms of the Participation Agreement do not require or obligate the Lead Participant or its successor or assigns to repurchase any Other Participation Interest under any circumstances.
(12)    No Misrepresentations. The Seller, in selling any Other Participation Interest to a Third Party Participant, made no misrepresentation, fraud or omission of any information which omitted information was in Seller’s possession and required to be delivered to such Third Party Participant.
(13)    UCC. Such Participation Interest (i) is not dealt in or traded on a securities exchange or in a securities market, (ii) does not by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) is not Investment Property, (iv) is not held in a Securities Account and (v) does not constitute a Security or a Financial Asset. The related Participation Certificate is an Instrument. For purposes of this paragraph (13), capitalized terms undefined in this Agreement have the meaning given to such term in the UCC.
(14)    Participation Interest is Not a Security. Such Participation Interest has not been deemed, and is not, a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Ex. V-22

EXHIBIT VI
ASSET INFORMATION

Borrower Name
As of date
Table/Non Table Funded
Loan Id
Custodian
Property Name
Street Address
Address City
Address County
State
Lien Status
Recourse
Amortization Type
Property Type
Property Sub Type
Occupancy
NRF UW Stab DSCR
NRF UW Stab NCF DY (Fully Funded)
In-Place NCF DY on Initial Advance
In-Place NCF DY on Fully Funded
In-Place NOI
In-Place NCF
Underwritten As Stabilized NOI
Underwritten As Stabilized NCF
Loan Purpose
Original Coupon
Current Coupon
Initial Advance Balance
Fully Funded Balance
Current Balance
Pari Passu Balance

Mezzanine Balance
Maturity / Balloon Balance
P&I Original
P&I Current
Origination Date
First Payment Date
Initial Maturity Date
Date Paid Thru
Original Term
Original Amortization Term
Interest Only Term
Seasoning / Remaining Term
Product Type
Balloon
As-Is LTV
As-Stabilized LTV
Appraisal As Is Balance
Appraisal Stabilized Balance
Appraisal Date
Original Spread
Payment Frequency
Servicer / Facility Agent
Servicing / Agent Fee
Prepayment Penalty
Months Freely Prepayable
Index
Rounding Method
Date First Coupon Change
Date First Payment Change
Date Next Coupon Change
Date Next Payment Change

Ex. VI-1

EXHIBIT VII
ADVANCE PROCEDURES
Submission of Due Diligence Package. No less than ten (10) Business Days prior to the each Purchase Date (unless otherwise indicated or such shorter time period as may be approved by Purchaser in its sole discretion), Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items (the “Due Diligence Package”):
(1)    Purchased Asset Documents. With respect to each Eligible Asset:
(a)    if such Eligible Asset is not a Wet Purchased Asset, each of the Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents (with executed copies of all Purchased Asset Documents to be delivered no less than three (3) Business Days (or such shorter time period as may be approved by Purchaser in its sole discretion) prior to the proposed Purchase Date);
(b)    if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, along with blacklines against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. on the Business Day (or such shorter time period as may be approved by Purchaser in its sole discretion) before the requested Purchase Date, execution versions in final form of (A) the Mortgage Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge), (B) the Mortgage, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Purchaser on the Purchase Date, Purchaser’s) interest in the collateral and (D) such other components of the Purchased Asset File as Purchaser may require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts.
(c)    if such Eligible Asset is a Wet Purchased Asset, a fully executed Bailee Letter delivered on or prior to the related Purchase Date;
(d)    certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, with respect to any Wet Purchased Asset, if such

Ex. VII-1

certificates or other evidence of insurance are not available at least ten (10) Business Day prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser as soon as they are available thereafter, and in any case, by no later than 10:00 a.m. on the Business Day (or such shorter time period as may be approved by Purchaser in its sole discretion) before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;
(e)    all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;
(f)    as reasonably requested by Purchaser, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller, Mortgagor and Mezzanine Borrower (if applicable), such searches to be conducted in each location Purchaser shall reasonably designate;
(g)    an unconditional commitment to issue a Title Policy in favor of the lender originating such Eligible Asset and such lender’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of the lender originating such Eligible Asset and such lender’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed advance); and
(h)    certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.
(2)    Transaction-Specific Due Diligence Materials. Each of the following:
(a)    a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the Eligible Asset that a reasonable buyer would consider material,

Ex. VII-2

(b)    the Asset Information and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;
(c)    a current rent roll and roll over schedule;
(d)    a cash flow pro-forma, plus historical information;
(e)    a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;
(f)    indicative debt service coverage ratios;
(g)    indicative loan-to-value ratios;
(h)    a term sheet outlining the transaction generally;
(i)    a description of the Mortgagor, sponsor and Mezzanine Borrower (if applicable), including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements;
(j)    a description of Seller’s relationship, if any, to the Mortgagor, sponsor and Mezzanine Borrower (if applicable); and
(k)    copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.
(3)    Environmental and Engineering. A “Phase 1” (and, if requested by Purchaser, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.
(4)    Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.
(5)    Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

Ex. VII-3

(6)    Opinions of Counsel. An opinion of counsel addressed to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction as to enforceability of the loan documents governing such transaction and such other matters as Purchaser shall require (including, without limitation, opinions as to due formation, authority, choice of law, bankruptcy and perfection of security interests).
(7)    Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor, Mezzanine Borrower or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.
(8)    Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit V to this Agreement and any other Eligibility Criteria (the “Requested Exceptions Report”).
(9)    Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.
(10)    Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Purchaser shall endeavor to, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.
(11)    Assignment Documents. On or prior to the proposed Purchase Date, Seller shall have executed and delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, all applicable assignment documents assigning to Purchaser the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Purchaser in its sole and absolute discretion.

Ex. VII-4

EXHIBIT VIII
FORM OF MARGIN CALL NOTICE
[DATE]
Via Electronic Transmission
CLNC Credit 6, LLC
c/o CLNC Manager, LLC
590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: David A. Palamé
Email: ########@clns.com

Re:
Master Repurchase Agreement, dated as of June 19, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Goldman Sachs Bank USA (“Purchaser”) and CLNC Credit 6, LLC (“Seller”)

Ladies and Gentlemen:
Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Seller that a Margin Deficit Event has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.
Purchased Asset:     ________________________
[DESCRIBE MARGIN DEFICIT EVENT]
[INSERT INFORMATION FOR CALCULATION OF MARGIN DEFICIT]
MARGIN DEFICIT:    $___________
    Accrued interest from __________ to __________:    $___________
TOTAL WIRE DUE:    $___________
WHEN A MARGIN DEFICIT EVENT EXISTS, SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

Ex. VIII-1

GOLDMAN SACHS BANK USA
By:____________________________________
Name:
Title:

Ex. VIII-2

EXHIBIT IX
FORM OF RELEASE LETTER
[DATE]
Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Jeffrey Dawkins

Re:
Master Repurchase Agreement, dated as of June 19, 2018 by and between Goldman Sachs Bank USA (“Purchaser”) and CLNC Credit 6, LLC (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”)

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.
Very truly yours,
CLNC CREDIT 6, LLC
By:____________________________________
Name:
Title:

Ex. IX-1

Schedule A
[List of Purchased Asset(s)]

Ex. IX-2

EXHIBIT X
FORM OF COVENANT COMPLIANCE CERTIFICATE
[DATE]
Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Jeffrey Dawkins

Re:
Master Repurchase Agreement, dated as of June 19, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Goldman Sachs Bank USA (“Purchaser”) and CLNC Credit 6, LLC (“Seller”)

Ladies and Gentlemen:
This Covenant Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty, dated as of June 19, 2018 (the “Guaranty”), made by Credit RE Operating Company, LLC, a Delaware limited liability company (“Guarantor”), in favor of Purchaser. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.
THE UNDERSIGNED HEREBY CERTIFIES, IN [HIS/HER] CAPACITY AS [______] OF GUARANTOR, AND NOT IN ANY INDIVIDUAL CAPACITY, THAT:

(i)	I am a duly elected, qualified and authorized [Chief Financial Officer] of Guarantor.

(ii)
All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof or with respect to the period therein specified.

(iii)
I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(iv)
Other than as disclosed to Purchaser prior to the date hereof or below, I am not aware of any facts or circumstances, pending developments that have caused, or may in the future cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

(v)
As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 12(b)(v) of the Master Repurchase Agreement, each Seller Party has observed or performed all of its covenants and other agreements, and satisfied

Ex. X-1

every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it.

(vi)
[IF FINANCIAL STATEMENTS ARE NOT ATTACHED: The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.] [IF FINANCIAL STATEMENTS ARE ATTACHED: The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.]

(vii)
To my best knowledge, as of the date hereof, each of the representations and warranties made by each Seller Party in any Transaction Document is true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof (unless qualified to materiality, in which case such representation or warranty shall be true in all respects).

(viii)
To my best knowledge, each Seller Party (i) is in compliance with all of the terms and conditions of the Transaction Documents and (ii) has no claim or offset against Purchaser under the Transaction Documents.

(ix)
To my best knowledge, each Seller Party has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, in all material respects observed or performed all of its covenants and other agreements, and satisfied every condition, contained the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes a Default or an Event of Default (in each case, including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(x)
[IF FINANCIAL SUMMARY PROPERTY PERFORMANCE REPORTS ARE ATTACHED: Attached hereto are the summary property performance reports required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which reports, to the best of my knowledge after due inquiry, fairly and accurately present the related Purchased Assets as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.]

(xi)
[IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the financial statements required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge

Ex. X-2

after due inquiry, fairly and accurately present, in all material respects the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.]

(xii)	[IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.]
Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:
________________________________________________________________________
______________________________________________________________________________________
______________________________________________________________________________________
________________________________________________________________________
The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.
_______________________________________
Name:
Title:

Ex. X-3

EXHIBIT XI
PROHIBITED TRANSFEREES

########

Ex. XI-1

EXHIBIT XII
FORM OF BAILEE LETTER
CLNC CREDIT 6, LLC
c/o CLNC Manager, LLC
590 Madison Avenue, 34th Floor
New York, New York 10022

_______________ __, 20__
Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attn:    Jeffrey Dawkins
Email:    ########@gs.com
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel L. Stanco
Email: ########@ropesgray.com

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the sale of [Name of Purchased Asset(s)] by CLNC Credit 6, LLC (“Seller”) to Goldman Sachs Bank USA (“Purchaser”)
Ladies and Gentlemen:
Reference is made to that certain Master Repurchase Agreement dated as of June 19, 2018, by and between Seller and Purchaser (as the same may be amended, modified or supplemented from time to time, the “Repurchase Agreement”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Ropes & Gray LLP (“Bailee”) hereby agree as follows:
1.    Seller shall deliver to Bailee and Bailee shall hold, in connection with the Purchased Asset[s] delivered to Bailee hereunder (for Bailee’s delivery to the Custodian), the custodial delivery certificate (the “Custodial Delivery Certificate”) attached hereto as Attachment 1, in connection with the Purchased Asset[s] identified thereon.
2.    On or prior to the date indicated on the Custodial Delivery Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to Bailee, as bailee for hire, the documents set forth on Exhibit B to the Custodial Delivery Certificate described as “Original” (collectively, the “Purchased Asset File[s]”) for the Eligible Asset[s] (the “Purchased Asset[s]”) listed in Exhibit A to the Custodial Delivery Certificate.

Ex. XII-1

3.    Bailee shall issue and deliver to Purchaser and the Custodian (as defined in Section 5 below) on or prior to the Funding Date by electronic mail in the name of Purchaser, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Asset File[s] as set forth in the Custodial Delivery Certificate.
4.    On the applicable Funding Date, in the event that Purchaser fails to purchase any Eligible Asset from Seller that is identified in the related Custodial Delivery Certificate (as confirmed by Purchaser in writing (which may include electronic mail)), Bailee shall release the Purchased Asset File[s] to Seller in accordance with Seller’s instructions.
5.    Following the Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], Bailee shall forward the Purchased Asset File[s] to Wells Fargo Bank, National Association (the “Custodian”), at 1055 10th Avenue SE, Minneapolis, Minnesota 55414, Attention: CMBS - GSBKCOLONYNRTHSTR, by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).
6.    From and after the applicable Funding Date until the time of receipt of Purchaser’s written confirmation as described in Section 4 hereof or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset File[s] as bailee for Purchaser (excluding any period when the same [is/are] under the delivery process described in Section 5 hereof) and (b) shall hold the related Purchased Asset File[s] as sole and exclusive bailee for Purchaser unless and until otherwise instructed in writing by Purchaser.
7.    In the event that Bailee fails to deliver to Purchaser a Mortgage Note or other material portion of a Purchased Asset File[s] that was in its possession to the Custodian within five (5) Business Days following the applicable Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.
8.    Seller agrees to indemnify and hold Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Bailee) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.
9.    Bailee agrees to indemnify and hold Purchaser and Seller, and their respective owners, officers, directors, employees, agents, affiliates and designees, harmless against any and all

Ex. XII-2

liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Bailee Delivery Failure. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.
10.    Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed Transaction and may represent Seller in connection with any dispute related to this Bailee Agreement or the Transaction Documents.
11.    This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.
12.    This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Purchaser.
13.    For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.
14.    This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
15.    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.
[SIGNATURES COMMENCE ON NEXT PAGE]

Ex. XII-3

Very truly yours,

CLNC CREDIT 6, LLC, as Seller

By: ______________________________ Name: Title:

ACCEPTED AND AGREED:

Ropes & Gray LLP, as Bailee

By: ___________________________________
Name:
Title:

ACCEPTED AND AGREED:

GOLDMAN SACHS BANK USA, as Purchaser

By: ___________________________________
Name: Title:

Ex. XII-4

ATTACHMENT 1 TO BAILEE AGREEMENT
CUSTODIAL DELIVERY CERTIFICATE
[See attached]

Ex. XII-5

ATTACHMENT 2 TO BAILEE AGREEMENT

FORM OF BAILEE TRUST RECEIPT
____________, 20__
Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attn:    Jeffrey Dawkins
Email:    ########@gs.com

Re:	Bailee Agreement, dated __________, 201___ (the “Bailee Agreement”) among CLNC Credit 6, LLC (“Seller”), Goldman Sachs Bank USA (“Purchaser”) and Ropes & Gray LLP (“Bailee”)
Ladies and Gentlemen:
In accordance with the provisions of Section 3 of the above-referenced Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset[s] described in Exhibit A to the Custodial Delivery Certificate, it has reviewed the Purchased Asset File[s] and has determined that all documents listed in Exhibit B to the Custodial Delivery Certificate described as “Original” are in its possession.
Bailee hereby confirms that it is holding the Purchase Loan File[s] as agent and bailee for the exclusive use and benefit of Purchaser pursuant to the terms of the Bailee Agreement.
All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

ROPES & GRAY LLP,
as Bailee

By:____________________________________
Name:
Title:

Ex. XII-6